UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to Section 240.14a-12

HARRIS INTERACTIVE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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161 Sixth Avenue
New York, New York 10013

September 13, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Harris Interactive Inc., which will be held on Tuesday, October 26, 2010, at 161 Sixth Avenue (at Spring Street), Sixth Floor, New York, New York at 5:30 p.m. (local time).

At the Annual Meeting you will be asked to elect two directors to our Board of Directors and ratify the selection of our independent registered public accounting firm.

On the following pages, you will find the formal Notice of Annual Meeting and our Proxy Statement. Included with our Proxy Statement is a copy of our Annual Report on Form 10-K for our fiscal year ended June 30, 2010. We encourage you to read the Proxy Statement as well as our Form 10-K. These documents will provide you with information about our management, operations, markets, and services, as well as our audited financial statements.

Whether or not you plan to attend the Annual Meeting, please register your vote as soon as possible to ensure that your shares of Harris Interactive common stock will be represented at the Annual Meeting. We encourage you to take advantage of the option to vote by telephone or the Internet. If you prefer, you may complete, sign, date and return the accompanying proxy card in the enclosed postage paid envelope.

We hope that many of you will be able to attend the Annual Meeting in person. We look forward to seeing you there.

Sincerely,

Kimberly Till
President and Chief Executive Officer

Howard L. Shecter
Chairman

161 Sixth Avenue
New York, New York 10013

Notice of Annual Meeting of Stockholders to Be Held October 26, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Harris Interactive Inc., which will be held at 161 Sixth Avenue (at Spring Street), Sixth Floor, New York, New York at 5:30 p.m. (local time), for the following purposes:

1. To elect two (2) Class II directors to the Board of Directors to hold office for a three year term;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2011; and

3. To act upon such other business as may properly come before the meeting or any adjournment thereof.

A copy of our Annual Report on Form 10-K for our fiscal year ended June 30, 2010 is enclosed with this Notice of Annual Meeting and attached Proxy Statement. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for any purpose germane to the Annual Meeting during ordinary business hours at our offices at 161 Sixth Avenue, New York, New York 10013. The list also will be available at the Annual Meeting.

By Order of the Board of Directors,

Marc H. Levin
Executive Vice President, General Counsel,
and Corporate Secretary

September 13, 2010
New York, New York

IMPORTANT: To assure that your shares are represented at the Annual Meeting, you must complete your proxy as soon as possible. You may vote your shares by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com by following the enclosed instruction form. If you prefer, you may fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage paid envelope. If you attend the Annual Meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Stockholders should read the entire Proxy Statement carefully prior to returning their proxies.

i

161 Sixth Avenue
New York, New York 10013

PROXY STATEMENT
September 13, 2010

FOR ANNUAL MEETING OF STOCKHOLDERS OF HARRIS INTERACTIVE INC.
To Be Held October 26, 2010

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Harris Interactive Inc. (“Harris Interactive,” the “Company,” “we,” or “us”) for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, October 26, 2010, at 5:30 p.m. (local time) or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 161 Sixth Avenue (at Spring Street), Sixth Floor, New York, New York. The date of this Proxy Statement is September 13, 2010. The approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders is September 20, 2010.

GENERAL INFORMATION

Record Date; Voting Securities

Only stockholders of record at the close of business on September 1, 2010 are entitled to vote their shares of Harris Interactive common stock at the Annual Meeting and any adjournment thereof. As of September 1, 2010, there were 54,465,449 shares of Harris Interactive common stock issued and outstanding. Each holder of shares of common stock is entitled to one vote for each share of common stock held. Stockholders may vote in person or by proxy.

Voting Your Proxy

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you intend to attend the Annual Meeting in person. You may grant a proxy to vote your shares via the Internet, telephone, or mail as more fully described below:

•	By the Internet: Go to www.proxyvote.com as described in the instructions accompanying this Proxy Statement. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Telephone: Call 1-800-690-6903 and follow the voice prompts. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your card, and return it in the envelope provided to Harris Interactive Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of the Board FOR:

•	all nominees for director; and

•	ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted by the proxy holders in accordance with the recommendation of the Board, or, in the absence of any such recommendation, in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting.

Revoking Your Proxy

You may revoke your proxy at any time before it is exercised by:

•	sending a written notice of revocation to Harris Interactive Inc., Attention: Corporate Secretary, 161 Sixth Avenue, New York, New York 10013;

•	submitting a later dated proxy by mail, telephone, or the Internet; or

•	voting in person at the Annual Meeting.

Quorum

A majority of the shares of Harris Interactive common stock entitled to vote must be present either in person or by proxy at the Annual Meeting before any business may be conducted.

Tabulation of Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be included in the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions also will be counted as shares “present” and “entitled to vote”. A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of the shares and the broker does not have the authority to vote the shares because the proposal is non-routine. Broker non-votes are not counted as shares “entitled to vote” with respect to proposals over which they do not have discretionary authority. Therefore, while broker non-votes are considered “present” for purposes of determining whether there is a quorum, they are not considered “present” for purposes of determining the majority of shares at the meeting and entitled to vote on a particular action.

Shares Held in Street Name

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares, and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, then your broker or nominee will be entitled to vote your shares in its discretion as to the election of directors (Proposal 1) and ratification of the selection of our independent registered public accounting firm (Proposal 2).

As the beneficial owner of shares, you are invited to attend the Annual Meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares.

Electronic Delivery

We can reduce our expenses if you elect to receive your annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. You may sign up for this service at www.proxyvote.com.

Copies of our Annual Report on Form 10-K and our proxy materials can be accessed via the Internet at https://materials.proxyvote.com/414549.

Householding

Unless we have received contrary instructions, we send a single copy of the annual report, proxy statement, notice of annual or special meeting, or notice of Internet availability of proxy materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps us reduce our expense. We will deliver promptly, upon written or oral request, a separate copy of the annual report, proxy statement, notice of annual or special meeting, or notice of Internet availability of proxy materials to any stockholder sharing an address to which a single copy of the documents was delivered. You may request such separate copies, or request that separate copies of the annual report, proxy statement, notice of annual or special meeting, or notice of Internet availability of proxy materials be delivered in the future, by (i) sending written notice to: Harris Interactive Inc., Attention: Corporate Secretary, 161 Sixth Avenue, New York, New York 10013, (ii) sending written notice to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or (iii) calling (800) 542-1061. Stockholders sharing an address can request delivery of a single copy of the annual report, proxy statement, notice of annual or special meeting, or notice of Internet availability of proxy materials if they are receiving multiple copies by notice to the same address or calling the same telephone number.

Solicitation of Proxies

Harris Interactive will bear all costs of this proxy solicitation. In addition to soliciting stockholders by mail and through its regular employees, Harris Interactive will request banks and brokers, other custodians, nominees, and fiduciaries to solicit their customers who have shares of Harris Interactive common stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. Harris Interactive may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

STOCK OWNERSHIP AND REPORTING

Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of Harris Interactive common stock as of September 3, 2010 by each person who, or entity that, is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock. This table is based on information provided to us or filed with the Securities and Exchange Commission (“SEC”) by our principal stockholders.

	Amount and
	Nature of	Percent of Common
	Beneficial	Stock Beneficially
Name and Address	Ownership	Owned(1)

Vincent Bolloré	8,036,025	14.8%
Through Financière de Sainte-Marine 31/32 quai de Dion Bouton 92800 Puteaux, France
Steven L. Fingerhood(2)	5,399,953	9.9%
ZF Special Opportunities Fund, L.L.C. SLF Industry, L.P. ZF Partners, L.P. ZF Select, L.P. ZF Ventures L.L.C. One Ferry Building, Suite 255 San Francisco, CA 94111
Mill Road Capital, L.P.	4,177,559	7.7%
Thomas E. Lynch Charles M.B. Goldman Scott P. Scharfman Mill Road Capital GP LLC Two Sound View Drive, Suite 300 Greenwich, CT 06830
Dimensional Fund Advisors LP	3,361,142	6.2%
Palisades West, Building One, 6300 Bee Cave Road Austin, TX 78746
Gruber & McBaine Capital Management, LLC	3,086,349	5.7%
50 Osgood Place Penthouse San Francisco, CA 94133
Royce & Associates, LLC	2,965,796	5.4%
745 Fifth Avenue New York, NY 10151
Paradigm Capital Management, Inc.	2,772,000	5.1%
9 Elk Street Albany, NY 12207

(1)	The percentage of shares beneficially owned is based on 54,465,449 shares of Harris Interactive common stock outstanding as of September 3, 2010. Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	See footnote 5 to the table below under “Stock Ownership and Reporting — Directors and Executive Officers”.

Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of Harris Interactive common stock as of September 3, 2010 by (i) each director and director-nominee, (ii) the Chief Executive Officer, Chief Financial Officer, and each other executive officer named in the “Summary Compensation Table” below, and (iii) all directors and executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated. This table is based on information provided to us or filed with the SEC by our directors, director-nominees and executive officers.

		Common Shares	Total	Percent of
	Number of	Issuable Upon	Common Shares	Common Stock
	Common	Exercise of	Beneficially	Beneficially
Name of Beneficial Owner	Shares	Options(1)	Owned(1)(2)	Owned(1)(3)

Ms. Kimberly Till(4)	18,997	450,000	468,997	*
Mr. Eric W. Narowski	64,259	31,572	95,831	*
Mr. Robert J. Cox	—	—	—	*
Mr. Enzo J. Micali	—	70,833	70,833	*
Mr. Robert Salvoni	—	23,020	23,020	*
Dr. George H. Terhanian	100,368	230,667	331,035	*
Mr. Frank E. Forkin	—	—	—	*
Mr. David Brodsky(4)	250,629	30,000	280,629	*
Mr. Steven L. Fingerhood(4)(5)	5,399,953	—	5,399,953	9.9%
Mr. Stephen D. Harlan(4)	89,284	45,000	134,284	*
Mr. James R. Riedman(4)(6)	216,842	78,333	295,175	*
Mr. Howard L. Shecter(4)	179,784	40,000	219,784	*
Mr. Antoine G. Treuille(4)	78,384	30,000	108,384	*
All directors and current executive officers as a group (15 persons)(7)	6,398,500	1,048,904	7,447,404	13.7%

*	Less than 1%

(1)	Reflects common stock that may be purchased upon the exercise of stock options that were exercisable as of September 3, 2010 or that will become exercisable on or before November 2, 2010. Such shares are deemed to be outstanding and beneficially owned only for the purpose of computing the percentage ownership of the specific individual and not for the purpose of computing the percentage ownership of any other person.

(2)	No shares held by any of the persons shown are pledged as security.

(3)	The percentage of shares outstanding is based on 54,465,449 shares of Harris Interactive common stock outstanding as of September 3, 2010, except as noted in footnote (1) above. Beneficial ownership is determined in accordance with rules of the SEC and generally includes voting or investment power with respect to securities.

(4)	Director.

(5)	Mr. Fingerhood has indirect beneficial ownership of the reported common stock by virtue of his position as the managing member of the general partner of certain private investment vehicles and, as such, the common stock may be deemed to be beneficially owned by Mr. Fingerhood. Mr. Fingerhood disclaims beneficial ownership of the common stock except to the extent of his pecuniary interest therein. Mr. Fingerhood has sole voting power and sole investment power over the reported common stock.

(6)	Includes 129,558 shares of common stock held by Riedman Corporation, of which Mr. Riedman is the former President and is currently a director and stockholder.

(7)	Includes executive officers of Harris Interactive who are not identified in the table above.

Equity Compensation Plan Table

The following table provides information as of June 30, 2010 with respect to shares of common stock that may be issued under the terms of the Company’s equity compensation plans, including the Company’s Long-Term Incentive Plan, adopted in 1999, as amended (the “1999 Incentive Plan”), the Company’s 2007 Long-Term Incentive Plan, adopted in 2007 (the “2007 Incentive Plan,” and together with the 1999 Incentive Plan, the “Incentive Plans”), the Company’s Employee Stock Purchase Plan, adopted in 1999, as amended (the “1999 ESPP”), and the Company’s 2007 Employee Stock Purchase Plan, adopted in 2007, as amended (the “2007 ESPP,” and together with the 1999 ESPP, the “ESPPs”):

	Equity Compensation Plan Information
	Fiscal Year Ended June 30, 2010
			Number of Shares
			Remaining Available for
			Future Issuance Under
	Number of Shares to be	Weighted-Average	Equity Compensation Plans
	Issued Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in Column
Plan Category	Warrants and Rights	Warrants and Rights	(a))
	(a)	(b)	(c)(1)

Equity compensation plans approved by stockholders(2)(3)	3,719,794	$2.18	5,571,239
Equity compensation plans not approved by stockholders(4)	150,000	$7.36	0

Total	3,869,794	$2.38	5,571,239

(1)	Not only options but also awards of stock and units for stock may be granted under the Incentive Plans, and any or all of the shares available under the Incentive Plans may be used for that purpose. Incentive stock options may no longer be granted under the 1999 Incentive Plan.

(2)	Excludes outstanding options for 3,666 shares at a weighted average price of $2.20 per share. These options were assumed in connection with the acquisition of Total Research Corporation. No additional awards can be granted under the plan pursuant to which these options were originally issued.

(3)	The options were issued at fair market value on the date of issuance. In general, with respect to employee stock options and director stock options granted before July 1, 2005, 25% of each respective grant is vested one year after the date of issuance, and 1/36th of the remainder of each grant is vested each month thereafter. In general, with respect to director stock options, 1/36th of each grant made after July 1, 2005 is vested each month after the date of issuance. Also included are 500,000 options granted to Kimberly Till, the Company’s President and Chief Executive Officer, which are subject to performance-based vesting requirements as more fully described below under “Compensation of Directors and Executive Officers — Outstanding Equity Awards at 2010 Fiscal Year End”. All vesting of options ceases upon termination of an individual’s employment or service as a director, except, in limited cases, upon the death or disability of the individual, or if the termination occurs in contemplation of, or during a certain period of time following, a change in control of the Company, as more fully described below under “Compensation of Directors and Executive Officers — Grants of Plan Based Awards in Fiscal 2010”. Further, options may vest under varying circumstances upon a change in control of the Company during the term of the holder’s employment or service as a director, as more particularly described below in “Compensation Discussion and Analysis — Implementing the Compensation Committee’s Objectives — Equity Incentive Compensation — Aligning Compensation with Stockholder Value”. The options are generally not transferable.

(4)	Represents 150,000 options issued in fiscal 2004 and 2005 to certain employees hired in connection with the acquisition of Novatris, S.A. The options granted to former employees of Novatris, S.A. during fiscal 2004 have an exercise price of $8.55. The options granted to former employees of Novatris, S.A. during fiscal 2005 have an exercise price of $4.98. The options granted in fiscal 2004 and 2005 were for a ten year term; provided, however, they must be exercised on or before the date of termination of employment of the respective holders. The options fully vest upon the holder’s death or disability. The shares issuable upon exercise of these options were registered by the Company on Form S-8 filed with the SEC on March 8, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and related SEC regulations, require the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of those securities with the SEC, and to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports received by us and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the fiscal year ended June 30, 2010.

CORPORATE GOVERNANCE

Directors and Committee Membership

The current members of the Board and each of its standing Committees are set forth in the following table. The standing Committees of the Board include an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Nominating
and
	Audit	Compensation	Governance
Director	Committee	Committee	Committee	Independent(1)

David Brodsky(3)	M	M	M	X
Steven L. Fingerhood(3)(4)	M	M	M	X
Stephen D. Harlan(3)(5)	C		M	X
James R. Riedman(3)	M	C	M	X
Howard L. Shecter(2)(3)	M	M	C	X
Kimberly Till
Antoine G. Treuille(3)	M	M	M	X
Number of meetings held	8	7	5	5

“C”	Signifies Committee Chairman

“M”	Signifies Committee member

“X”	Signifies an independent director as described in “Director Independence” below

(1)	See “Director Independence” below for applicable definitions

(2)	Board Chairman

(3)	The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC

(4)	Lead Director

(5)	Not standing for re-election in 2010

Director Independence

The Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”), which are posted at the “Investor Relations” — “Corporate Governance” — “Corporate Governance Guidelines” section of the Company’s website located at www.harrisinteractive.com. The Governance Guidelines require that independent directors constitute a substantial majority of the Board, and that all members of the Audit, Compensation, and Nominating and Governance Committees be independent. The Governance Guidelines provide that a director is independent when the director is free from any relationship that would interfere with his or her exercise of independent business judgment, and who is “independent” under the standards for independence of the Nasdaq Stock Exchange and applicable law.

The Nominating and Governance Committee, based upon its review of responses to questionnaires inquiring about transactions, relationships and arrangements of directors and family members with the Company, recommended to the Board, and the Board determined, that six of the seven directors currently serving are independent under the Governance Guidelines and as defined under Nasdaq Rule 5605(a)(2). Directors found to be independent are designated as such in the “Directors and Committee Membership” table above.

All members of the Audit, Compensation, and Nominating and Governance Committees are among the directors found by the Board to be independent. In addition, the requirements for independence contained in Nasdaq Rule 5605(c)(2) require that members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated by the SEC. The Board has determined that all members of the Audit Committee meet these criteria. The Board also has found that all members of the Compensation Committee fall within the “outside director” standard for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”).

Each of the nominees for election at the 2010 Annual Meeting is independent.

Board and Committee Meetings

The Board held a total of ten meetings during the fiscal year ended June 30, 2010, and took five actions by written consent. The independent directors, identified above, met separately in executive session in accordance with Nasdaq Rule 5605(b)(2) five times during fiscal 2010. The number of meetings held by each Committee is identified in the “Directors and Committee Membership” table above. During the fiscal year ended June 30, 2010 all directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the periods for which they respectively served as a director) and (ii) the total number of meetings held by all Committees of the Board on which they served (held during the periods that they respectively served).

Director Attendance at Annual Meetings

The Board of Directors has adopted a policy requiring that directors attend each annual meeting of stockholders absent compelling circumstances preventing such attendance. All directors standing for election or continuing, and then serving, attended the 2009 Annual Meeting of Stockholders.

Committees of the Board

Audit Committee

Membership

The current members of the Audit Committee are identified in the “Directors and Committee Membership” table above. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Scope and Authority

The Audit Committee of the Board of Directors (a) monitors the integrity of the accounting policies, financial reporting, and disclosure practices of the Company, (b) reviews the results of the Company’s quarterly and annual financial statements and annual audit and recommends to the Board approval of their inclusion in the Company’s quarterly and annual reports, (c) appoints and monitors the independence and performance of the Company’s independent registered public accounting firm, (d) approves the compensation of the independent registered public accounting firm and approves in advance all permitted non-audit services to be provided by the Company’s independent registered public accounting firm, (e) meets with the Company’s independent registered public accounting firm to review the Company’s critical accounting policies, internal controls, and financial management practices, (f) monitors the processes established and maintained by management in order for management to assure that an adequate system of internal accounting and financial control is functioning within the Company, (g) monitors the processes established by management in order for management to assure corporate compliance with legal and regulatory requirements, and (h) monitors the processes established and maintained by management for measuring, managing, and monitoring areas of enterprise risk designated by the Board. This Committee also receives, reviews, and takes action with respect to any complaints received by the Company regarding accounting, internal accounting controls, and auditing matters.

Audit Committee Charter

The Audit Committee operates under a written charter adopted by the Board. A copy of the Company’s Audit Committee Charter is available at the “Investor Relations” — “Corporate Governance” — “Audit Committee Charter” section of the Company’s website located at www.harrisinteractive.com. In April 2010, the Audit Committee conducted a review of its compliance with the Audit Committee Charter and determined that it has operated in compliance with the Charter’s provisions.

Audit Committee’s Role in Connection with the Financial Statements and Controls of the Company

Management of the Company has primary responsibility for the Company’s financial statements and internal control over financial reporting. The Company’s independent registered public accounting firm has responsibility for the audit of the Company’s financial statements. The responsibility of the Audit Committee is to oversee financial and control matters, among its other duties as specified in the Audit Committee Charter. The Audit Committee is responsible for retention and approval of compensation of the independent registered public accounting firm, and pre-approval of the permitted non-audit services to be provided by such firm. The Audit Committee meets regularly with the independent registered public accounting firm, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to Harris Interactive. The Audit Committee also reviews with management and the independent registered public accounting firm material developments in accounting that may be pertinent to the Company’s financial reporting practices.

Conduct of Audit Committee Meetings

The Audit Committee met with representatives of PricewaterhouseCoopers, LLP (“PwC”), the Company’s independent registered public accounting firm, at each of its quarterly meetings during the fiscal year ended June 30, 2010. The Audit Committee’s agenda for each meeting was established by its chairperson and the Company’s Chief Financial Officer at the time. The meetings were designed to facilitate and encourage communication among members of the Audit Committee and management.

At each meeting, the Audit Committee reviewed and discussed various financial and regulatory issues, and received a summary of any complaints received through the Company’s anonymous complaint procedure with respect to internal accounting controls or auditing matters. The Audit Committee, from time to time, reviewed and discussed reports regarding internal audit matters, reviewed policies and procedures, including among others the Company’s Internal Disclosure Controls Procedures and the Policy and Procedures With Respect to Related Party Transactions. The Audit Committee also periodically held separate executive sessions with representatives of PwC, representatives of Ernst & Young, which provides internal audit services to the Company, the Company’s Chief Financial Officer, the Company’s General Counsel, and the Company’s principal outside corporate legal counsel. Executive sessions included candid discussions of financial management, accounting, internal controls, and legal and compliance issues. Additionally, the Audit Committee’s chairperson periodically held separate discussions with representatives of PwC and Ernst & Young, and the Company’s Chief Financial Officer, General Counsel, and principal outside corporate legal counsel.

Audit Committee Review of Periodic Reports

The Audit Committee reviews each of the Company’s quarterly and annual reports, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the required communications prepared by the independent registered public accounting firm about the Company’s quarterly and annual reports. The Audit Committee also considers related matters such as the quality and appropriateness, not just the acceptability, of the Company’s accounting principles, alternative methods of accounting under U.S. generally accepted accounting principles (“GAAP”) and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies, and the clarity and completeness of the Company’s financial and other disclosures.

Audit Committee’s Role in Connection with the Company’s Report on Internal Controls

The Audit Committee reviewed management’s report on internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the basis for management’s conclusions in that report. Throughout fiscal 2010, the Audit Committee reviewed the results of management’s plan for documenting and testing controls, any deficiencies discovered, and the resulting remediation of any such deficiencies.

Review and Discussions with Independent Registered Public Accounting Firm

In its meetings with representatives of PwC, the Audit Committee asked the independent registered public accounting firm to address and discuss their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had PwC itself prepared and been responsible for the financial statements?

•	Based on PwC’s experience and its knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with U.S. GAAP and SEC disclosure requirements?

•	Based on PwC’s experience and its knowledge of the Company, has the Company implemented internal controls over financial reporting that are appropriate for the Company?

•	During the course of the fiscal year, has PwC received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee also has discussed with PwC that PwC is retained by the Audit Committee and therefore, must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions, its discussions with management, and its review of applicable periodic reports and financial statements, the Audit Committee believes it has a reasonable basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Compensation Committee

Membership

The current members of the Compensation Committee are identified in the “Directors and Committee Membership” table above.

Scope and Authority

The Compensation Committee (a) reviews and recommends compensation and benefits of the Chief Executive Officer for approval by the independent directors of the Company, (b) reviews and approves compensation and benefits for all other executive officers of the Company, and (c) establishes and reviews general policies relating to compensation and benefits for the Company’s employees. The Compensation Committee also recommends, for approval by the Board of Directors, compensation of non-employee directors. The Compensation Committee reviews and approves the incentive cash bonus plans of the Company and grants under the Incentive Plans.

Charter

The Compensation Committee has adopted a written charter, a copy of which is posted at the “Investor Relations” — “Corporate Governance” — “Compensation Committee Charter” section of the Company’s website located at www.harrisinteractive.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2010 (identified in the “Directors and Committee Membership” table above) is or has been an officer or employee of Harris Interactive or any of its subsidiaries. No interlocking relationship, as described in SEC Regulation S-K Item 407(e)(4), existed during the last completed fiscal year between the Company’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

Procedures for Determination of Compensation

The Compensation Committee oversees the design, development and implementation of the compensation for the Company’s non-employee directors, Chief Executive Officer, and other executive officers.

For directors, from time to time, the Company’s Human Resources department gathers data regarding peer group compensation. The most recent peer group comparison was done in fiscal 2007 for a peer group consisting of Arbitron, Inc., Digitas, Forrester Research, Inc., Greenfield Online, Inc., National Research Corporation, Net Ratings, Inc., and Opinion Research Corporation. The Compensation Committee reviews the peer group data, information from other sources such as the annual director compensation survey published by the National Association of Corporate Directors, the Company’s financial performance, and the scope of activity of the Board and its respective Committees and, based upon that review, the Compensation Committee recommends cash and equity compensation for directors to the full Board for final approval.

The process used for determination of compensation for the Company’s executive officers, including the CEO, is described below in “Compensation Discussion and Analysis — Role of Compensation Committee and CEO; Procedures for Determination of Compensation”.

Role of Compensation Consultants

The role of consultants in the determination of compensation is discussed below in “Compensation Discussion and Analysis — Role of Compensation Consultants”.

Nominating and Governance Committee

Membership

The current members of the Nominating and Governance Committee are identified in the “Directors and Committee Membership” table above.

Scope and Authority

The Nominating and Governance Committee (a) makes recommendations to the Board of Directors regarding the overall structure, size and composition of the Board, (b) selects director nominees for approval at the annual meeting of the Company’s stockholders, (c) makes recommendations to the Board of Directors regarding Committees of the Board and membership on those Committees, (d) oversees matters related to succession planning for the office of the Chief Executive Officer, and (e) oversees matters related to the governance of the Company.

Charter

The Nominating and Governance Committee has adopted a written charter, a copy of which is posted at the “Investor Relations” — “Corporate Governance” — “Nominating and Governance Committee Charter” section of the Company’s website located at www.harrisinteractive.com.

Director Nomination Process

The Nominating and Governance Committee believes that any nominee recommended by the Committee for a position on the Company’s Board of Directors must have personal character and integrity, must have sound judgment, must be willing to commit the time required for Board service, must have a commitment to representing the interests of all of the Company’s stockholders, must have experience relevant to the Company in one or more fields, and must have knowledge of corporate governance issues and practices. In considering candidates for the Board of Directors, the Nominating and Governance Committee requires that independent directors, as defined under Nasdaq Rule 5605(a)(2), comprise a substantial majority of the Board. The Committee also requires that at least three of such independent directors must qualify as independent under SEC Rule 10A-3(b)(1) and also satisfy the financial literacy requirements for Audit Committee membership, and that at least one such member of the Audit Committee be a “financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Nominating and Governance Committee further believes that one or more, but not necessarily all, of the members of the Board of Directors should have:

•	experience with compensation, executive development, and executive recruitment matters;

•	market research industry expertise;

•	experience with mergers and acquisitions;

•	experience with strategic and operations planning;

•	experience with public company operations;

•	experience as a senior executive;

•	expertise related to global markets;

•	knowledge of crisis management; and

•	experience with investor and media relations.

Consistent with these criteria for potential director candidates, the Board values diversity of talents, skills, abilities, and experiences and believes that the diversity that exists on the Board provides significant benefits to the Company. Although there is no specific diversity policy, the Nominating and Governance Committee also may consider the diversity of its members and potential candidates in selecting new directors.

Procedures used by the Nominating and Governance Committee in identifying and evaluating candidates for election to the Company’s Board of Directors are posted at the “Investor Relations” — “Corporate Governance” — “Nominating and Governance Committee Nominating Procedures” section of the Company’s website located at www.harrisinteractive.com. The Committee believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees reflects the Committee’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The Committee will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will:

•	consider whether the director continues to satisfy the qualifications for director candidates adopted by the Committee from time to time, including, among others, compliance with the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities, director ownership of Company stock, and majority vote for directors;

•	assess the performance of the director including, among others, attendance at Board and Committee meetings, attendance at the annual meeting of stockholders, and participation in director education, during the preceding term; and

•	determine whether any special, countervailing considerations exist against re-nomination of the director.

The Committee will, absent special circumstances, propose the incumbent director for re-election if the incumbent consents to re-nomination and the Committee determines that the incumbent continues to be qualified, has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death, or disability of an incumbent director, or if the directors decide to expand the size of the Board. The Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board and management of the Company. The Committee also may determine to engage a professional search firm to assist in identifying qualified candidates. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company’s proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate satisfies the qualifications required by the Committee of candidates for election as director, including, among others, the candidate’s agreement to comply with the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities, director ownership of Company stock, and majority vote for directors;

•	determine if the candidate possesses any of the specific qualities or skills that under the Committee’s policies must be possessed by one or more members of the Board;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

The Committee may, in its discretion, solicit the views of the Chief Executive Officer, other members of the Company’s senior management, and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors. In addition, in its discretion, the Committee may designate one or more of its members to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is most suited for membership on the Board.

During fiscal 2010, the Company did not pay any fee to a third party to identify, evaluate, or assist with the identification or evaluation of director nominees.

In making its selection, the Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, including among others the candidate’s agreement to comply with the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities, director ownership of Company stock, and majority vote for directors. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. The Committee also may consider the extent to which the recommending stockholder intends to continue holding its equity interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its equity interest at least through the time of such annual meeting.

Nominees for Election at the Annual Meeting

The Nominating and Governance Committee has nominated and recommended Howard L. Shecter and Antoine G. Treuille for election to the Board by the stockholders at the Annual Meeting.

Candidates Recommended by Stockholders

Stockholders may recommend qualified director candidates for consideration by the Nominating and Governance Committee using procedures posted at the “Investor Relations” — “Corporate Governance” — “Submissions by Security Holders of Nominations for the Board of Directors” section of the Company’s website located at www.harrisinteractive.com. The procedures generally require that the recommendation be submitted in writing by mail, courier, or personal delivery, addressed to: Chairman of the Nominating and Governance Committee of the Board of Directors, c/o Corporate Secretary, Harris Interactive Inc., 161 Sixth Avenue, New York, New York 10013. The envelope should indicate that it contains a stockholder recommendation for director nomination. Submissions should be as required by the procedures and in general must include:

•	the stockholder’s name, address, telephone number, number of shares owned, length of period held, proof of ownership, and statement as to whether the stockholder has a good faith intention to continue to hold the reported shares through the next annual meeting of stockholders;

•	name, age, and address of the candidate;

•	a detailed resume describing, among other things, the candidate’s educational background, occupation, five years business experience, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming them) pursuant to which the nomination is being made by the stockholder;

•	information regarding the nominee’s ownership of securities of the Company, certain types of legal proceedings, and business relationships and transactions between the nominee and the Company;

•	all other information regarding the candidate that would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the SEC; and

•	the candidate’s written consent: (i) to being named in the proxy statement as a nominee and to serving as a director if elected, and (ii) to comply with all policies applicable to directors of the Company including, among others, the Company’s Code of Ethics and the Company’s policies related to trading in the Company’s securities, director ownership of Company stock, and majority vote for directors.

Nominating recommendations for an annual meeting of stockholders must be received by the Company at least 90 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. The Nominating and Governance Committee will review and evaluate each candidate whom it believes merits serious consideration using the Nominating and Governance Committee Nominating Procedures described above.

In addition to recommending candidates to the Nominating and Governance Committee, a stockholder may directly nominate a director by giving written notice in proper written form to the Corporate Secretary pursuant to the Bylaws of the Company, which are posted at the “Investor Relations” — “Corporate Governance” — “Bylaws” section of the Company’s website located at www.harrisinteractive.com. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address, and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of stock of the Company that are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act, and the rules and regulations promulgated thereunder.

In addition, the notice must set forth as to the stockholder giving the notice:

•	the name and record address of such stockholder;

•	the class or series and number of shares of stock of the Company which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board

The Company’s policy is to facilitate communications between stockholders and other interested parties and the Board of Directors. Stockholders wishing to communicate with the Company’s Board of Directors should follow the detailed procedures posted at the “Investor Relations” — “Corporate Governance” — “Procedure for Stockholder Communications with the Board of Directors” section of the Company’s website located at www.harrisinteractive.com. The procedures, as detailed on the website, provide for communications to be in writing and mailed to the Board of Directors, Harris Interactive Inc., c/o Corporate Secretary, 161 Sixth Avenue, New York, New York 10013. The Board of Directors has adopted a separate procedure for communications regarding accounting, auditing, and financial reporting matters, which may be found at the “Investor Relations” — “Corporate Governance” — “Complaint Procedure for Accounting, Auditing, and Financial Reporting Matters” section of the Company’s website located at www.harrisinteractive.com.

Board Leadership Structure

The Board of Directors believes that the segregation of the roles of Board Chairman and the Chief Executive Officer ensures better overall governance of the Company and provides meaningful checks and balances regarding its overall performance. This structure allows our President and Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations, and allows our Chairman to lead the Board in its oversight and advisory roles. Because of the many responsibilities of the Board and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The Board also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management. For the foregoing reasons, the Board of Directors has determined that its leadership structure is appropriate and in the best interests of the Company’s stockholders.

Board’s Role in Risk Oversight

The full Board oversees an enterprise-wide approach to risk management, designed to support the achievement of the Company’s strategic plans and objectives, improve long-term organizational performance, and enhance stockholder value. It is management’s responsibility to manage risks and bring to the Board’s attention material risks facing the Company.

The Board has overall responsibility for the oversight of the Company’s risk management process. The Board’s oversight responsibility includes monitoring the steps management is taking to manage material risks, and assessing management’s appetite for risk in the context of the Company’s operations and strategy. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

•	The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company’s risk assessment and risk management and discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Audit Committee Charter.

•	The Compensation Committee monitors risks associated with the design and administration of the Company’s compensation programs, including its performance-based compensation programs, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company’s employees. The Committee also reviews risks related to management resources, including the depth of the Company’s senior management.

•	The Nominating and Governance Committee oversees risk as it relates to the Company’s corporate governance structure and processes, the identification and recommendation of individuals qualified to become directors, and succession planning.

On a regular basis, the Board and its Committees receive information and reports from management on material risks that the Company faces and how the Company is seeking to control the risks if and when appropriate, and each Committee makes periodic reports regarding risk oversight in its area of responsibility to the full Board.

Governance Guidelines

In September 2006, the Board adopted the Governance Guidelines. The Governance Guidelines generally describe the respective roles and responsibilities of the Board of Directors and management, and the expectations of individual directors. The Governance Guidelines, among other matters:

•	require a substantial majority of the Board to be independent;

•	continue the Company’s current practice of having both a Chairman of the Board of Directors and a Lead Director, both of whom are independent;

•	require a member of management to resign from the Board upon termination of employment unless otherwise determined by the Nominating and Governance Committee;

•	require a non-employee director whose employment status, position, or business or professional association changes to notify the Nominating and Governance Committee, which will consider that factor at the time it considers whether to re-nominate the director;

•	establish a general policy that directors should limit their service on boards of publicly traded companies to no more than five (including the Company’s Board), and should limit their service on audit committees of such companies to no more than three (including the Company’s Audit Committee), and requires the Nominating and Governance Committee to take any exceptions into account at the time it considers whether to re-nominate the director;

•	create an expectation that each director will attend at least one director education program each year;

•	establish guidelines for Board operations;

•	require that a meaningful portion of non-employee director compensation will be provided in, or based upon, the Company’s stock in order to align interests of directors with those of the stockholders;

•	require directors to hold at least 25,000 shares of the Company’s common stock, of which at least 10,000 should be purchased either directly or through exercise of options, subject to a phase-in process; and

•	require directors to attend each annual meeting of stockholders absent compelling circumstances preventing such attendance.

In addition, the Governance Guidelines establish a majority vote standard for directors, as described below.

Majority Vote Policy

The Board of Directors has adopted the following policy providing for resignation of a director upon receipt of a greater number of “Withhold” votes than “For” votes in an election of directors.

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following certification of the stockholder vote.

The Nominating and Governance Committee of the Board of Directors will promptly consider the resignation submitted by a director receiving a greater number of votes “withheld” than votes “for” his or her election, and will recommend to the Board of Directors whether to accept or reject the tendered resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors or other information that it considers appropriate and relevant, including without limitation, any known stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director, the director’s contributions to the Company, and this policy. The Board of Directors will act to accept or reject the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation and any other information and factors it deems relevant, within 90 days after the date of certification of the election results. Promptly after making its decision, the Board of Directors will publicly disclose, by a filing with the SEC, its decision regarding the tendered resignation and the rationale behind it.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Governance Committee recommendation or Board consideration as to whether or not to accept the tendered resignation.

If one or more director resignations are accepted by the Board of Directors, the Nominating and Governance Committee will recommend to the Board of Directors whether to fill such vacancy or vacancies pursuant to the provisions of Article III, Section 5 of the Bylaws of the Company, or to reduce the size of the Board of Directors pursuant to the provisions of Article III, Section 1 of the Bylaws of the Company. If the Board of Directors determines to fill such vacancy or vacancies, the Nominating and Governance Committee will nominate a person or persons to fill such vacancy or vacancies for consideration by the Board of Directors.

If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the expiration of his or her term, or his or her earlier resignation or removal.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC or the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act. The information contained in this Audit Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates it by reference.

The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2010, included in the Company’s Annual Report on Form 10-K, with the Company’s management;

•	discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T;

•	received from PwC the written disclosures and the letter required by the Public Company Oversight Board in Rule 3526, “Communication with Audit Committees Concerning Independence” regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with PwC its independence, and concluded that PwC is independent from the Company and its management; and

•	reviewed and discussed the information set forth herein under “Corporate Governance — Committees of the Board — Audit Committee” with the Company’s management, and based upon such review and discussion, recommended to the Board that such information be included in this Proxy Statement.

Based upon its review and discussion with management and PwC, the Company’s independent registered public accountants, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 for filing with the SEC.

Submitted by the Audit Committee of the Board:

Mr. Stephen D. Harlan (Chairman)
Mr. David Brodsky
Mr. Steven L. Fingerhood
Mr. James R. Riedman
Mr. Howard L. Shecter
Mr. Antoine G. Treuille

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC or the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Securities Exchange Act. The information contained in this Compensation Committee Report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act, except to the extent the Company specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed the information set forth herein under “Corporate Governance — Committees of the Board — Compensation Committee” and “Compensation Discussion and Analysis” with the Company’s management, and, based upon such review and discussion, recommended to the Board that such information be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board:

Mr. James R. Riedman (Chairman)
Mr. David Brodsky
Mr. Steven L. Fingerhood
Mr. Howard L. Shecter
Mr. Antoine G. Treuille

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Under the direction of the Compensation Committee, the Company has designed a compensation program for its NEOs (defined below in “Compensation of Directors and Executive Officers”) intended to balance the need to provide competitive compensation with accountability for performance. The program provides:

•	cash base compensation and contractual protections competitive within the industry, designed to enable the Company to recruit and retain highly qualified individuals;

•	cash bonus incentives that directly link pay to performance, designed to motivate executives to deliver superior results; and

•	long-term equity incentives designed to align the interests of Company executives with those of the Company’s stockholders in achieving long-term growth.

The Company’s compensation programs are designed to deliver competitive total compensation and provide flexibility to reward performance and to adjust for evolving business conditions. Generally, the Compensation Committee does not react to short-term changes in business performance in determining the mix of compensation elements. The Committee does not rely on the formulaic achievement of financial goals in awarding compensation except in certain portions of the Company’s cash bonus plans, and in certain awards of performance-based equity incentives.

Consistent with the Committee’s focus on encouraging collaboration at all levels of the Company, the types of compensation and benefits provided to the NEOs are similar in most respects to those provided to the Company’s other executive officers. The Compensation Committee avoids providing significant perquisites to NEOs, and has provided only limited severance and change in control protection.

The Company’s compensation programs contain features to mitigate excessive risk-taking, including among others the Company’s ability to recover certain amounts received by the Company’s Chief Executive Officer in the event of accounting restatements due to material non-compliance of the Company with any financial reporting requirement, as described under “Compensation Discussion and Analysis — Management of Compensation-Related Risk”.

Implementing the Compensation Committee’s Objectives

Overall Competitive Compensation Package

The Company’s compensation programs are designed to provide a competitive, guaranteed base salary, bonuses that reward both strong Company financial and individual performance, and equity incentives that are aligned with the long-term performance of the Company’s stock. In fiscal 2010, similar to fiscal 2009, competitive compensation was primarily driven by the need to meet market conditions in the recruitment of new executives to the management team. In future years, the Compensation Committee may more closely reference peer group benchmarks or other sources of competitive data, as it had in fiscal years immediately prior to 2009.

Individual factors affecting overall compensation for the Company’s NEOs include:

•	level of responsibility and experience;

•	achievement of established individual goals;

•	leadership qualities;

•	operational performance; and

•	fostering the importance of high standards of ethical and legal compliance throughout the Company.

Mix of Types of Compensation

The Compensation Committee strives to achieve an appropriate mix between types of compensation in order to meet the Company’s objectives. Any apportionment goal is not applied rigidly and does not control compensation decisions. Rather, the Compensation Committee assesses an executive’s total compensation opportunities and whether the Company has provided the appropriate mix of incentives to remain competitive, take into account recent results, and motivate long-term performance. The Committee therefore balances compensation elements that provide a competitive base with those that provide pay for Company financial and individual performance and those that are aligned with long-term performance of the Company’s stock. The Compensation Committee may periodically engage outside professional firms to assist in understanding compensation levels in the broader marketplace, and will periodically assess this decision based on need and the Company’s financial situation. Additionally, although the Compensation Committee may consider peer group compensation levels as a reference point, its compensation decisions are based on the totality of all relevant facts and circumstances to be competitive in the marketplace, rather than a rigid, formulaic approach. In fiscal 2010, the Compensation Committee did not engage the services of a compensation consultant or benchmark compensation elements against a peer group.

The Compensation Committee applies a different mix of base salary and cash bonus compensation to different executive officer positions, and it reviews the mix each year. Potential cash bonuses for its executive officers range from 100% of base salary for the Chief Executive Officer to 30% of base salary for the Interim Chief Financial Officer, Senior Vice President, Global Controller and Principal Accounting Officer.

The Compensation Committee seeks to align the interests of the Company’s NEOs with those of its stockholders by providing a significant portion of total compensation in the form of equity grants, generally through the Incentive Plans. The Committee also uses equity awards as incentives for NEOs to continue employment with the Company over the longer term, and therefore such awards generally include four-year vesting schedules. In fiscal 2010, the Compensation Committee made equity-based incentive grants to executive officers only in connection with their initial employment, assumption of additional responsibilities, and/or promotion, other than an equity-based incentive grant to Mr. Narowski for retentive purposes after taking into consideration his previous stock-based grants and the extent to which they had in-the-money value.

Base Salary — Remaining Competitive

Base salary is part of each executive’s compensation package because the Compensation Committee believes that the Company must guarantee a fixed portion of cash compensation in order to remain competitive in recruiting and retaining executives.

Base salaries are established by taking into account the totality of all relevant facts and circumstances, including the level of responsibility and role of the individual NEO. Although the Compensation Committee takes account of the need to be competitive in the marketplace, the experience, talent, and responsibilities of individual executives are the primary determinant of individual salaries. Adjustments are made on a subjective basis taking into account the executive’s performance. The Compensation Committee reviews base salaries annually, and in the interim if an NEO’s position or responsibilities change. Salaries are not automatically increased on an annual basis if the Committee believes that a raise is not warranted by either individual or Company performance, or that other forms of compensation are more appropriate to further stated objectives.

In November 2009, Mr. Salvoni, then Managing Director for Europe, was given management responsibilities for the Company’s Asia operations and his base salary was increased commensurately from 160,000 GBP to 172,165 GBP, effective November 1, 2009. Additionally, the Compensation Committee approved a monthly bonus of 2,000 GBP in March 2010, with retroactive effect to November 2009, for Mr. Salvoni in recognition of the significant time and effort expended by him in working to improve the financial performance of the Company’s Asia operations. Mr. Salvoni received the monthly bonus for the last time in March 2010. In March 2010, Mr. Salvoni was promoted to President, International, at which time he also assumed management responsibilities for the Company’s Canadian operations and his base salary was increased commensurately from 172,165 GBP to 195,000 GBP, effective April 1, 2010. In October 2009, the Compensation Committee reviewed the base salary of Mr. Narowski and increased it from $174,300 to $183,000, effective October 27, 2009, in order to better reflect his responsibilities at the Company. Also, in December 2009, the Compensation Committee approved a monthly bonus of $3,000 for Mr. Narowski in recognition of his service as Interim Chief Financial Officer, with retroactive effect to the date he was appointed to the role, November 20, 2009. Mr. Narowski will receive the monthly bonus until such time that he no longer serves as the Company’s Interim Chief Financial Officer.

For fiscal 2010, the Compensation Committee determined that the base salaries for Ms. Till, Dr. Terhanian, and Mr. Micali were appropriate based on their respective roles at the Company and overall Company performance. Base salaries for Messrs. Cox and Forkin were not adjusted during fiscal 2010 prior to their departure.

Cash Bonus Plans — Linking Compensation to Performance

The Company’s cash bonus plans are designed to directly link individual executive officer’s, including NEO’s, pay to Company, individual and, in some cases, specific business unit performance. The cash bonus plans are structured with the intent that they be equitable to stockholders.

The Compensation Committee establishes target bonus amounts, within contractual requirements related to minimum targets for certain NEOs, on a subjective basis after a review of recommendations made by management, the number of participants in the Company’s bonus plans, the aggregate of target bonuses under those plans as a percentage of overall Company expense, the relationship of potential bonus payments to the amount of earnings retained for the benefit of stockholders, the relative roles and responsibilities of the various officers covered by the bonus plans, the relative ability of the respective officers to impact overall Company performance, and the mix of other salary and equity incentive compensation for each covered individual. The target bonus established for each NEO is shown in a table below.

Under the corporate bonus plan, a fixed dollar pool is established for each fiscal year, with actual payouts increasing or decreasing based upon achievement of pre-set financial metrics. In establishing the size of the bonus pool under the corporate bonus plan in each of fiscal 2010 and 2011, the Compensation Committee determined that the aggregate target bonus pool should not exceed the net income retained for the benefit of stockholders after payment of bonuses.

Actual payouts under the corporate bonus plan in each fiscal year are determined through targeted levels of achievement of specified metrics and management objectives. The metrics are intended to be those most closely linked to Company performance objectives over which the Compensation Committee believes the plan participants have the most direct control.

The fiscal 2010 corporate bonus plan (the “2010 Bonus Plan”) was designed to establish a pool of funds of up to $4,000,000 (the “2010 Bonus Pool”) to be available for making bonus payments to the NEOs as well as certain other employees if the Company, on a consolidated basis, achieved budgeted fiscal 2010 operating income, as approved by the Board in connection with establishing the Company’s fiscal 2010 annual budget (the “2010 Financial Target”). The percentage achievement of the 2010 Financial Target (the “2010 Funding Percentage”) determined the extent to which the 2010 Bonus Plan was to be funded, as follows: the 2010 Bonus Pool was to be fully funded if the Company achieved 100% of the 2010 Financial Target, funded at reduced levels if the Company achieved 95%, 90%, 85% or 80% of the 2010 Financial Target, or not funded if the Company achieved less than 80% of the 2010 Financial Target. The Board, in its discretion, had the option of increasing the size of the 2010 Bonus Pool if the Company achieved greater than 100% of the 2010 Financial Target.

Individual bonuses to NEOs under the 2010 Bonus Plan were based, in the applicable percentages for each NEO described below, upon achievement of (i) the 2010 Financial Target and (ii) individual metrics established for each NEO described below. In the case of Mr. Salvoni, 50% of his bonus was contractually guaranteed for fiscal 2010.

Ms. Till was entitled to a bonus amount equal to (i) 64% of her target bonus amount, multiplied by the 2010 Funding Percentage, and (ii) 36% of her target bonus amount, multiplied by the 2010 Funding Percentage, based upon the Board’s evaluation of her performance, with emphasis in the Board’s discretion on individual management objectives including developing products, methodologies, client relationships, and building a strong management team.

Each other NEO, except for Mr. Salvoni with respect to his contractually guaranteed bonus, was entitled to a bonus amount equal to (i) 70% of the NEO’s target bonus amount, multiplied by the 2010 Funding Percentage, and (ii) 30% of the NEO’s target bonus amount, multiplied by the 2010 Funding

Percentage, based upon an evaluation by the NEO’s manager of the NEO’s level of achievement of individual management objectives described in general terms below.

Name	Individual Management Objectives

Eric W. Narowski	Maintaining an appropriate cost base and improving financial reporting and pricing
Robert J. Cox(1)	Improving financial reporting, forecasting and pricing, and maintaining an appropriate cost base
Enzo J. Micali	Developing and managing the online panel of respondents, improving workflow, infrastructure and systems, and achieving cost and other efficiencies through consolidated purchasing
Robert Salvoni(2)	Achieving fiscal 2010 budgeted revenue for Europe, improving sales and account planning, and developing strategic account relationships
George H. Terhanian	Achieving fiscal 2010 budgeted global revenue, developing products and solutions, and enhancing thought leadership
Frank E. Forkin(3)	Achieving fiscal 2010 budgeted revenue for North America, developing strategic account relationships, and improving workflow between operations and research teams

(1)	Employed through November 19, 2009

(2)	50% of the bonus was contractually guaranteed in fiscal 2010

(3)	Employed through March 5, 2010

No bonus was payable to the NEOs under the 2010 Bonus Plan since the Company achieved less than 80% of the 2010 Financial Target.

The Compensation Committee exercised its discretion to allocate $200,000 in bonus pool funds (the “Discretionary Bonus Pool”) to avoid what the Committee believed to be an unfair result to specific employees who demonstrated outstanding performance in fiscal 2010. Based upon overall Company performance, the allocation was intended to keep actual bonuses for fiscal 2010 well below target levels, but to compensate for the structure of the 2010 Bonus Plan that would have prevented the payment of any bonus to employees whose individual efforts during fiscal 2010 merited a limited cash incentive compensation payment. Dr. Terhanian and Messrs. Micali and Narowski received discretionary cash bonuses in the amount of $5,000, $5,000 and $2,500, respectively, from the Discretionary Bonus Pool, in each case in recognition of exceptional fiscal 2010 performance in their respective areas of responsibility. Additionally, under the terms of his employment agreement with the Company, Mr. Salvoni received a contractually guaranteed bonus of 32,000 GBP for fiscal 2010. For succeeding fiscal years, Mr. Salvoni’s bonus will be calculated as provided only by the then applicable corporate bonus plan. Dr. Terhanian’s and Messrs. Micali’s and Narowski’s discretionary cash bonuses, and Mr. Salvoni’s contractually guaranteed bonus are reported in the “Bonus” column of the “Summary Compensation Table” below.

Fiscal 2010 target bonuses for each of the NEOs as compared to actual fiscal 2010 bonus payouts were as follows:

	Fiscal 2010 Target	Fiscal 2010 Bonus
Name	Bonus($)	Payout($)

Kimberly Till	$600,000	—
Eric W. Narowski	$54,900	$2,500
Robert J. Cox(1)	$152,500	—
Enzo J. Micali	$118,000	$5,000
Robert Salvoni(2)	64,000 GBP	32,000 GBP
George H. Terhanian	$100,000	$5,000
Frank E. Forkin(3)	$110,000	—

(1)	Employed through November 19, 2009

(2)	50% of the bonus was contractually guaranteed in fiscal 2010

(3)	Employed through March 5, 2010

The fiscal 2011 corporate bonus plan (the “2011 Bonus Plan”) has been designed to establish a pool of funds (the “2011 Bonus Pool”) to be available for making bonus payments to the NEOs as well as certain other employees. The funding level of the 2011 Bonus Pool is based on the Company’s performance relative to budgeted fiscal 2011 consolidated operating income, as approved by the Board in connection with establishing the Company’s fiscal 2011 annual budget (the “2011 Financial Target”). Under the 2011 Bonus Plan, 100% of the 2011 Bonus Pool will be funded if performance is equal to 159% of the 2011 Financial Target. No bonus will be payable under the 2011 Bonus Plan if performance is less than 75% of the 2011 Financial Target. Between 75% and 159% performance, a sliding scale applies. The Board, in its discretion, has the option of increasing the size of the 2011 Bonus Pool if the Company achieves greater than 159% of the 2011 Financial Target. In the case of Ms. Till, 64% of her bonus payout under the 2011 Bonus Plan is based on the Company’s performance relative to the 2011 Financial Target and 36% is based on performance against her individual management objectives, as determined by the Board, in its discretion. Ms. Till’s individual management objectives under the 2011 Bonus Plan have not been finalized by the Compensation Committee. For the other NEOs, 70% of the bonus payout under the 2011 Bonus Plan is based on the Company’s performance relative to the 2011 Financial Target and 30% is based on performance against individual management objectives, as determined by the NEO’s manager, in his or her discretion.

Fiscal 2011 target bonuses for each of the NEOs are as follows:

Fiscal 2011
Name	Target Bonus($)

Kimberly Till	$600,000
Eric W. Narowski	$54,900
Enzo J. Micali	$118,000
George H. Terhanian	$120,000
Robert Salvoni	78,000 GBP

Equity Incentive Compensation — Aligning Compensation with Stockholder Value

Historically, the Company’s equity grants were in the form of stock options, restricted stock grants, and in limited instances, grants of restricted stock units with terms similar to those applicable to restricted stock grants, under which executives recognize value commensurate with increases in long-term stockholder value. Restricted stock provides immediate value to the NEO, but places him or her at risk for actual losses in the event that stockholder value decreases. Both stock options and restricted stock link compensation to long-term performance. Both also have a retentive effect because they vest over a period of time. Since fiscal 2008, certain stock option and restricted stock awards granted to NEOs also were more closely linked to individual performance as well as stockholder value because vesting required not only continued service but also achievement of specific performance targets identified by the Compensation Committee at the time of the grant.

The equity incentives provided to each individual are based upon industry competitive practices and judgments made by the Compensation Committee as to the individual’s relative position, responsibilities, and historical and expected contributions to the Company. The Committee also takes into account the individual’s existing stock ownership, previous stock-based grants, and whether previous grants have in-the-money value for retentive purposes. Primary weight is given to the individual’s relative rank and responsibilities. Initial grants designed to recruit an executive officer to join the Company have been based on negotiations with the officer, equity being forfeited by the officer from his or her former employer, and reference to the Company’s historical option grants to existing executive officers.

Under the Incentive Plans, stock options are granted at fair market value and generally vest over a four-year period. 25% become exercisable on the one-year anniversary of the grant date, with the remainder vesting ratably over the remaining 36 months.

The Compensation Committee awards restricted stock at the market price on the date of grant, typically with a four-year forfeiture schedule. Historically, forfeitures lapsed on the same schedule as the Committee uses for stock option vesting. Beginning with grants made during fiscal 2008, forfeitures of 25% of restricted stock awards lapse on each of the first four anniversaries following the award date.

From time to time, the Compensation Committee has made certain performance-based stock option and restricted stock awards to certain NEOs, based upon the Committee’s belief that performance-based awards provide additional linkage between executive compensation and longer term growth of the Company. These awards may fully vest in less than four years and generally will include performance-based vesting requirements in addition to the continued service requirement.

In fiscal 2010, the Compensation Committee awarded only non-qualified stock options because of the Committee’s judgment that Company stock prices were not reflective of the historic and intrinsic value of the Company, and because option awards proved to be an attractive recruitment tool in rebuilding the senior management team.

Under the terms of the Incentive Plans and award agreements under them, as well as agreements related to awards granted outside of the Incentive Plans to new hires, all of the equity awards granted by the Company prior to fiscal 2009 vest immediately upon a change in control of the Company. Although the Compensation Committee believes that accelerated vesting upon a change in control provides an incentive to employees to remain with the Company and recognizes that the linkage between performance and stockholder value will not be the same after the change in control, in fiscal 2009 it changed its policy with respect to accelerated vesting of equity awards, as follows:

•	Generally, grants to the Chief Executive Officer and Chief Financial Officer become fully vested upon a change in control of the Company.

•	Generally, grants to senior management (other than the Chief Executive Officer and Chief Financial Officer) only become fully vested upon a change in control if the acquirer does not assume the awards or, upon assumption, if the executive is terminated without cause within one year of the change in control.

•	Generally, grants to all other employees only become fully vested upon a change in control if the acquirer does not assume the awards.

The Compensation Committee believes that these modifications to the circumstances under which accelerated vesting will occur upon a change in control better aligns the interests of the Company and its stockholders. The Compensation Committee will continue to review its policy regarding the circumstances under which vesting will occur upon a change in control.

During fiscal 2010, the Compensation Committee only made the following equity-based incentive grants to NEOs, all of which were time-based stock options subject to the Company’s standard four-year vesting schedule described above: (i) Messrs. Cox and Forkin received stock options in connection with their initial employment with the Company; (ii) Mr. Narowski received stock options for retentive purposes after taking into consideration his previous stock-based grants and the extent to which they had in-the-money value; and (iii) Mr. Salvoni received stock options in recognition of his increased responsibilities. Messrs. Cox and Forkin forfeited all of their stock options when they departed the Company in fiscal 2010.

Other Compensation

Deferred Compensation Plans

The Company does not offer any deferred compensation plans to its executives other than the 401(k) Plan available to all employees, described below.

401(k) Plan

The Company maintains a 401(k) Plan for its employees, including executive officers, to encourage employees to save some percentage of their cash compensation, through voluntary deferrals, for their eventual retirement. The 401(k) Plan permits employees to make such deferrals in a tax efficient manner. The Company may, in its discretion, match employee deferrals. Through December 31, 2008, the Company made matching contributions equal to 50% of the first 8% of compensation deferred by employees with a cap of $4,000 (subject to IRS limits and non-discrimination testing) per calendar year. In January 2009, matching contributions were discontinued as part of the Company’s overall plan to control its costs. Although the Company did not resume matching contributions during fiscal 2010, it may, in its discretion, elect to resume matching employee deferrals in the future.

Perquisites and Other Benefits

Incidental to their employment by, and the nature of their duties to, the Company, the NEOs receive some compensation in the forms of perquisites and personal benefits. The most common forms of perquisites provided by the Company to its NEOs are additional life insurance and reimbursement of attorney’s fees in connection with negotiation of employment agreements, the cost of which is disclosed in the footnotes to the “Summary Compensation Table” below. The material perquisites and personal benefits received by the NEOs in fiscal 2010 are described under “Employment Agreements with Named Executive Officers” below and are included in the “Summary Compensation Table” below. For fiscal 2010, of the NEOs, only Mr. Salvoni and Dr. Terhanian received total perquisites that exceeded $10,000.

Post-Termination Compensation

The Company has entered into employment agreements with certain of its executives, including each of the NEOs other than Messrs. Micali and Forkin, who each entered into a letter agreement with the Company, and Mr. Narowski, who entered into a change in control agreement with the Company. With respect to the currently employed NEOs, certain of their employment agreements, Mr. Micali’s letter agreement, and Mr. Narowski’s change in control agreement provide for severance payments, described below under “Potential Payments Upon Termination or Change in Control”, if the executive’s employment terminates without cause or, in some cases, for good reason, including such a termination in connection with a change in control of the Company. Also, Dr. Terhanian’s employment agreement provides for severance if his employment agreement is not renewed by the Company at the end of each annual term. In addition, if there is a change in control, certain of the NEOs may be entitled to full acceleration of their equity based compensation while certain of the others are entitled to full acceleration of their equity based compensation, as described above under “Equity Incentive Compensation — Aligning Compensation with Stockholder Value”.

The Compensation Committee believes that these arrangements are important as a recruitment and retention device, as most of the companies with which the Company competes for executive talent have similar agreements in place for their executives. In addition, to the extent that these arrangements apply to a change in control of the Company, they help alleviate any concern NEOs might have regarding their own continued employment following a change in control, and also help incentivize the NEOs to remain with the Company to assist in any change in control transaction the Board determines is appropriate to pursue. The Committee balances protection of its executives upon a change in control with protection of the Company by making severance payments available only if the executive is actually terminated without cause or leaves for good reason after the change in control, and in the case of Ms. Till, or in contemplation of it (a so-called “double trigger” precondition).

The Company links severance benefits to agreements by the NEOs not to disclose the Company’s confidential information, not to engage in certain competitive activities, and not to solicit the Company’s employees and customers. An executive will forfeit the right to receive post-termination compensation if any such restrictive covenants are breached. The Compensation Committee believes that these provisions provide important protection for the Company’s proprietary information and business.

The Committee also provides excess parachute payment protection, described in “Tax and Accounting Considerations” below, to Ms. Till and Dr. Terhanian.

In all cases, the Compensation Committee considers the cost, tax and accounting implications of post-termination payment arrangements.

Role of Compensation Committee and CEO; Procedures for Determination of Compensation

The Compensation Committee has primary responsibility for assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and for overseeing the development of executive succession plans. The Compensation Committee oversees the design, development, and implementation of the compensation for the CEO and the other NEOs.

For the CEO, the independent directors of the Board approve goals and objectives to be considered in awarding compensation. The Board Chairman and the Compensation Committee conduct a thorough performance evaluation of the CEO in light of the established goals and objectives and other factors, including, among others, interviews with persons with whom the CEO has regular interaction. The Compensation Committee then recommends all forms of CEO compensation, taking into account the goals and objectives of the Company’s overall compensation program, to the independent directors of the Board, who have final approval authority over the CEO’s compensation package as well as any target goals and objectives against which the CEO’s performance will be measured.

For other executive officers, the CEO and the Compensation Committee together assess performance and determine individual compensation, based on initial recommendations from the CEO and the Executive Vice President, Global Human Resources. The executive officers do not play a role in determining their own compensation, other than discussing individual management objectives with the CEO and Executive Vice President, Global Human Resources. In all instances, the Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to executives and approving each executive’s compensation package.

From time to time, the CEO and the Executive Vice President, Global Human Resources recommend equity awards to be made under the Incentive Plans. The Compensation Committee, which has exclusive authority to make such awards to the CEO and other executive officers, considers such recommendations together with other factors, in determining whether to make such awards.

Role of Compensation Consultants

Neither the Company nor the Compensation Committee has an on-going contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of executive officer or director compensation. The Compensation Committee does retain compensation consultants to assist it with specific issues from time to time. In fiscal 2008, the Compensation Committee used a compensation consultant to assist in evaluating equity incentive programs and compensation related to change in control circumstances. The Compensation Committee did not retain a compensation consultant in fiscal 2009 or 2010.

Equity Grant Practices

The Compensation Committee has established a policy regarding the dates for making grants of options, restricted stock, and restricted stock units under the Incentive Plans. Except in the case of awards made in connection with acquisitions or other extraordinary circumstances, awards are made only on the 15th calendar day of the month in which quarterly results are publicly announced or, if results are not announced by that time, seven days following their public release. These dates were established so that grants would be effective at a time when the Company expects the most current information regarding its performance to be available to the public. However, because the award dates are pre-determined, some awards may be made at a time when the Company is in possession of material non-public information. The exercise price of each stock option awarded and to be awarded under the Incentive Plans was and will be the closing price of the Company’s stock on the date of grant.

The Compensation Committee administers the Incentive Plans, taking into account recommendations from management. The Committee selects those individuals to whom equity-based awards should be granted and determines the amount and terms of those awards.

Stock Ownership Guidelines

During fiscal 2007, the Compensation Committee adopted guidelines that require any person appointed to serve as Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer to own Company stock with a value equal to base salary within five years after the date of appointment to the covered position. Under the guidelines adopted in fiscal 2007, shares held in the Company’s 401(k) Plan and shares acquired through the ESPPs, as well as vested and unvested non-performance-based restricted stock, count toward the requirement, but unexercised stock options and unvested performance-based restricted stock do not.

All non-employee directors are required by the Governance Guidelines to own shares as described above in “Corporate Governance — Governance Guidelines”. All non-employee directors standing for election in 2010 or continuing in office are in compliance with stock ownership requirements.

The Company’s policies prohibit all insiders, including NEOs, from hedging the risk associated with stock ownership without express consent of the Board of Directors, which has never been requested or granted.

Revised Board Commitment Regarding Equity-Based Grants to Employees

In October 2007, the Board committed to the Company’s stockholders to limit the number of shares granted via equity-based awards to employees to an average of 2.7% of the total shares of common stock outstanding at the end of the Company’s three fiscal years 2008, 2009, and 2010, applying the following formula: (fiscal 2008% + fiscal 2009% + fiscal 2010%) ÷ 3 years ≤ 2.7% (the “2007 Commitment”). Each share of restricted stock granted is counted as the equivalent of two option shares for the purpose of calculating the total number of shares granted in a year under the 2007 Commitment.

Since October 2007, in order to help restore profitability to its business, the Company significantly restructured its senior management team and effectuated significant headcount reductions, resulting in substantial forfeitures from departing employees of equity-based grants. However, the 2007 Commitment did not take into consideration these forfeitures. Without accounting for the forfeitures, the number of shares granted via equity-based awards to employees as a percentage of total shares of common stock outstanding (“burn rate”) in fiscal years 2008 and 2009 calculated pursuant to the 2007 Commitment formula were 3.64% and 3.58%, respectively. After accounting for forfeitures, however, outstanding equity-based grants to employees during the same period decreased by approximately 2 million shares, or nearly 4% of the Company’s total shares of common stock outstanding.

Due to the lack of adequate flexibility under the 2007 Commitment to attract a new senior management team in fiscal 2009 through use, in part, of equity-based awards and the need to continue to align the interests of the Company’s employees with the interests of its stockholders, in fiscal 2009 management of the Company engaged in discussions with the RiskMetrics Group (“RiskMetrics”) regarding modifying the 2007 Commitment. In considering whether to support a modification to the 2007 Commitment, RiskMetrics took into account its current annual burn rate criteria applicable to the Company, which would permit an annual burn rate of up to 6.15%. After discussions with the Company’s management, RiskMetrics proposed modifying the burn rate percentage, without crediting cancellations or forfeitures, to 4.98% (applied as an average over the measurement period) and the measurement period to fiscal years 2009, 2010, and 2011. The Board supported RiskMetrics’ proposed modifications and on July 1, 2009 in a Current Report on Form 8-K filed with the SEC, the Board announced its commitment to the Company’s stockholders to limit the number of shares granted via equity-based awards to employees to an average of 4.98% of the total shares of common stock outstanding at the end of the Company’s three fiscal years 2009, 2010, and 2011, applying the following formula: (fiscal 2009% + fiscal 2010% + fiscal 2011%) ÷ 3 years ≤ 4.98% (the “Modified Commitment”). For the purpose of calculating the total number of shares granted in a year under the Modified Commitment, each share of restricted stock granted will continue to count as the equivalent of two option shares and as mentioned above, shares cancelled or forfeited will not be credited against the annual totals.

Although the Board believes that the Modified Commitment preserves the Company’s ability to make appropriate equity-based grants for purposes of attracting and retaining talented employees and aligning the interests of its employees with that of its stockholders, it neither plans nor believes it will be necessary to fully utilize the maximum granting capacity available under the Modified Commitment.

Management of Compensation-Related Risk

The Compensation Committee does not believe that the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation programs to avoid excessive risk-taking. The following are some of the features of the Company’s executive compensation programs designed to help the Company appropriately manage business risk:

•	The Compensation Committee has oversight of all elements of executive compensation;

•	The performance criteria under the corporate bonus plan emphasize objective, measurable overall business results of the Company, on a consolidated basis, rather than individual or business unit performance; for example, under the 2011 Bonus Plan, a minimum level of consolidated operating income must be achieved in order for bonuses to be paid and achievement of consolidated operating income is weighted more heavily than individual and, as applicable, business unit performance;

•	Award calculations under the corporate bonus plan generally are linear; other than the requirement that the Company achieves minimum performance relative to pre-set financial metrics, there are no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards;

•	Annual cash bonuses are paid only after the Board has reviewed audited financial statements for the performance year;

•	The Company’s long-term incentives are primarily based on stock price appreciation, which is determined by how the market values the Company’s common stock;

•	A “clawback” provision is included in the employment agreement of the Company’s Chief Executive Officer, which entitles the Company to recover certain performance bonus payments and the proceeds from the sale of performance-based equity incentive awards in the event of certain accounting restatements due to material non-compliance of the Company with any financial reporting requirement;

•	The Company’s finance, accounting, tax, legal, and human resources departments collaborate on bonus plan design so that risk may be identified from a broad range of perspectives; and

•	Certain of the Company’s executive officers are required to maintain an investment in the Company’s common stock over a period of time that is equivalent to their respective annual salaries, ensuring an alignment with stockholder interests.

Tax and Accounting Considerations

Section 162(m) of the IRC generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding performance-based compensation. Through June 30, 2010, this provision has not limited the Company’s ability to deduct executive compensation. The Compensation Committee will continue to monitor the potential impact of Section 162(m) on the Company’s ability to deduct executive compensation. The Incentive Plans have been designed, and are intended to be administered, in a manner that will enable the Company to deduct compensation attributable to options and certain other awards thereunder, without regard to the deduction limitation established by Section 162(m).

Section 409A of the IRC generally changed the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005, and imposed an additional tax on certain forms of deferred compensation. The Committee takes Section 409A into account in determining the form and timing of compensation paid to the Company’s executives, and additional taxes under Section 409A are generally not applicable to the compensation provided by the Company.

Sections 280G and 4999 of the IRC limit the Company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from the Company in connection with a change in control. The Compensation Committee considers the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, in structuring certain post-termination compensation payable to the Company’s NEOs. Two NEOs, Ms. Till and Dr. Terhanian, are entitled to reimbursement for excise taxes on excess parachute payments, and Dr. Terhanian’s reimbursement is limited to the amount of the initial calculation of the excise tax.

The Company expenses stock option and restricted stock grants in accordance with the FASB guidance for stock-based compensation. More information regarding the application of the FASB guidance may be found in Note 14 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Named Executive Officers

Information in this section is provided for our Chief Executive Officer, Chief Financial Officer, the three other executive officers most highly compensated in fiscal 2010 serving as executive officers at the end of fiscal 2010, our former Chief Financial Officer and one individual, Mr. Forkin, who would have been among the three most highly compensated executive officers had he been serving at the end of fiscal 2010, calculated using the methodology for determining “total compensation” provided by the SEC (collectively, the “NEOs”). Mr. Cox, our former Chief Financial Officer, and Mr. Forkin departed from the Company effective November 20, 2009 and March 5, 2010, respectively.

The age and business experience of each of the NEOs, as well as information regarding the other executive officers of the Company, is set forth in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2010.

Summary Compensation Table

The following table and accompanying footnotes provide information regarding compensation of the NEOs for fiscal years 2008, 2009, and 2010:

							Non-Equity
							Incentive
					Stock	Option	Plan		All Other
		Salary			Awards	Awards	Compensation		Compensation
Name and Principal Position	Year	($)(1)(2)	Bonus($)		($)(3)	($)(4)	($)		($)(5)		Total($)

Kimberly Till	2008	—	—		—	—	—		—		—
President and Chief Executive	2009	390,000	207,123	(7)	—	687,407	139,452	(6)	35,506	(10)	1,459,488
Officer	2010	600,000	—		—	—	0		1,802		601,802
Eric W. Narowski	2008	165,385	—		3,233	5,796	0		4,292		178,706
Interim Chief Financial Officer,	2009	172,977	3,000	(17)	—	—	0		600		176,577
Senior Vice President, Global	2010	179,788	24,515	(11)(18)	—	6,940	0		0		211,243
Controller and Principal Accounting Officer
Robert J. Cox	2008	—	—		—	—	—		—		—
Former Executive Vice President, Chief	2009	11,731	12,534	(7)	—	—	—		—		24,265
Financial Officer and Treasurer	2010	138,570	—		—	202,800	—		—		341,370
Enzo J. Micali	2008	—	—		—	—	—		—		—
Global Executive Vice President,	2009	61,269	30,065	(7)	—	45,800	—		—		137,134
Technology, Operations, and Panel, and Chief Information Officer	2010	295,000	5,000	(19)	—	—	0		—		300,000
Robert Salvoni	2008	—	—		—	—	—		—		—
President, International(15)	2009	35,136	—		—	14,885	—		2,193	(13)	52,214
	2010	284,159	63,808	(12)	—	61,030	0		43,094	(13)	452,091
George H. Terhanian	2008	298,119	—		—	61,824	32,523	(16)	42,560	(9)	435,026
President, Global Solutions(8)	2009	299,522	—		—	25,400	0		33,096	(9)	358,018
	2010	300,000	5,000	(19)	—	—	0		34,557	(9)	339,557
Frank E. Forkin	2008	—	—		—	—	—		—		—
Former President, North America	2009	7,639	2,712	(7)	—	—	0		—		10,351
Client Services	2010	203,976	—		—	50,700	—		170,288	(14)	424,964

(1)	Reflects base salary earned during fiscal years 2008, 2009, and 2010, and includes amounts deferred by the NEOs in accordance with the provisions of the Company’s 401(k) Plan.

(2)	The amounts shown reflect the salary amounts actually paid in fiscal 2008, 2009, and 2010, respectively. Because of the timing of adjustments to salaries and the dates of commencement of employment, the base salary amounts shown in the “Summary Compensation Table” may differ from those described below under “Employment Agreements With Named Executive Officers”. The following salary adjustments for the NEOs were made in fiscal 2008, 2009, and 2010:

		Salary After
NEO	Adjustment Date	Adjustment Date($)

Eric W. Narowski	10/1/07	170,000
	10/1/08	174,300
	10/27/09	183,000
Robert Salvoni	10/27/09	172,165 GBP
	4/1/10	195,000 GBP
George H. Terhanian	7/1/07	299,000
	12/16/08	300,000

As discussed in footnote (7) below, the increases in the amount of Dr. Terhanian’s stated base salary prior to his relocation back to the United States as shown in the “Summary Compensation Table” reflect exchange rate adjustments that had already occurred, rather than a real increase in base salary realized by him.

(3)	As required by the new SEC disclosure rules, the data presented in this column for fiscal 2009 and 2008 were revised to reflect the grant date fair value. For additional information as to the assumptions made in valuation, see Note 14 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010. None of the NEOs was awarded or forfeited stock in fiscal 2010.

(4)	As required by the new SEC disclosure rules, the data presented in this column for fiscal 2009 and 2008 were revised to reflect the grant date fair value. For additional information as to the assumptions made in valuation, see Note 14 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010. Amounts reflected above are based on the Company’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the NEOs. See the “Grants of Plan Based Awards in Fiscal 2010” table below for information on options granted to NEOs in fiscal 2010. Forfeitures of option awards by NEOs during fiscal 2010 were as follows:

NEO	Option Award Forfeitures

Robert J. Cox	400,000
Frank E. Forkin	100,000

(5)	Includes the following 401(k) matching contributions (in the case of Mr. Salvoni, pension fund matching contributions which are consistent with those provided to all U.K. employees) and life insurance premiums (for coverage in addition to that provided to all Company employees) for the applicable fiscal year. See footnote (9) related to Dr. Terhanian, footnote (10) related to Ms. Till, footnote (13) related to Mr. Salvoni, and footnote (14) related to Mr. Forkin for a description of amounts included in “All Other Compensation”.

			Life Insurance
		401(k) Match ($)	Premium ($)	Other ($)

Kimberly Till	2008	—	—	—
	2009	—	1,802	33,704
	2010	—	1,802	—
Eric W. Narowski	2008	4,292	—	—
	2009	600	—	—
	2010	—	—	—
Robert J. Cox	2008	—	—	—
	2009	—	—	—
	2010	—	—	—
Enzo J. Micali	2008	—	—	—
	2009	—	—	—
	2010	—	—	—
Robert Salvoni	2008	—	—	—
	2009	—	—	2,193
	2010	27,364	—	15,730
George H. Terhanian	2008	3,220	—	39,340
	2009	4,000	—	29,096
	2010	—	—	34,557
Frank E. Forkin	2008	—	—	—
	2009	—	—	—
	2010	—	—	170,288

(6)	Non-equity incentive plan compensation was based upon the Compensation Committee’s assessment of performance against individual management objectives and was pro-rated for the portion of the fiscal year during which Ms. Till was actually employed.

(7)	Annual bonus amount was contractually guaranteed and pro-rated for the portion of the fiscal year during which the NEO was actually employed.

(8)	Through February 2009, Dr. Terhanian, at the Company’s request, worked and resided in the United Kingdom. Prior to December 16, 2008, his employment arrangements provided for adjustments in the US Dollar amount of his salary based upon changes in the exchange rate between the US Dollar and the British Pound intended to keep the salary benefit to him approximately exchange rate neutral. Dr. Terhanian’s base salary, as reflected in his employment agreement, was denominated in US Dollars but prior to December 16, 2008, was subject to adjustment if cumulative changes in the exchange rate between the US Dollar and the British pound were 5% or greater since the date of the most recent exchange adjustment. Dr. Terhanian’s employment agreement was amended in December 2008 to eliminate the exchange rate adjustment.

(9)	Includes $28,840, $14,616, and $29,232 for fiscal 2008, 2009, and 2010, respectively, which represents actual cost of the annual apartment allowance provided to Dr. Terhanian during those periods. It also includes $10,500, $5,075, and $5,325 related to income tax preparation and filing assistance during fiscal 2008, 2009, and 2010, respectively, as a result of his assignment in the United Kingdom, along with $9,405 reimbursed by the Company in connection with his relocation to the United States in fiscal 2009.

(10)	Includes $33,704 for fiscal 2009, which represents legal fees reimbursed in connection with the negotiation of Ms. Till’s employment agreement.

(11)	Includes a $3,000 monthly bonus payment for Mr. Narowski’s service as Interim Chief Financial Officer, effective November 20, 2009.

(12)	Includes a contractually guaranteed bonus payment of 32,000 GBP for fiscal 2010 and a 2,000 GBP monthly bonus payment, beginning November 2009 and ending March 2010, in recognition of the significant time and effort expended by Mr. Salvoni in working to improve the financial performance of the Company’s Asia operations.

(13)	Includes a car allowance of 10,000 GBP per annum, payable on a monthly basis, for the applicable fiscal year.

(14)	Represents a post-employment payment obligation to Mr. Forkin as more fully described below in “Employment Agreements with Named Executive Officers”.

(15)	Mr. Salvoni is based in the U.K. and payments under his employment agreement are denominated in British Pounds. All amounts reflected in the “Summary Compensation Table” are in U.S. Dollars, based upon the average exchange rate between U.S. Dollars and British Pounds for the applicable period.

(16)	Non-equity incentive plan compensation was based upon achievement of the metric related to operating income in Europe compared to budgeted operating income for the region, as well as assessment of performance against individual management objectives.

(17)	Represents a discretionary cash bonus awarded by the Compensation Committee to Mr. Narowski.

(18)	Includes a discretionary cash bonus awarded by the Compensation Committee in the amount of $2,500.

(19)	Represents discretionary cash bonuses awarded by the Compensation Committee to Dr. Terhanian and Mr. Micali.

The Company has entered into employment agreements with certain of its executives, including each of the NEOs other than Mr. Narowski, who entered into a change in control agreement with the Company, and Messrs. Micali and Forkin, who each entered into a letter agreement with the Company. The material terms of such arrangements are discussed below in “Employment Agreements with Named Executive Officers” and, with respect to currently employed NEOs, in “Potential Payments Upon Termination or Change in Control”. For further discussion regarding the determination of base salary and incentive compensation within the context of total compensation, see “Compensation Discussion and Analysis — Mix of Types of Compensation” above.

Grants of Plan Based Awards in Fiscal 2010

The following table and accompanying footnotes provide information regarding plan based awards to the NEOs in fiscal 2010:

Grants of Plan Based Awards in Fiscal 2010

									All Other
								All Other	Option		Grant Date
		Estimated Possible Payouts			Estimate Future Payouts			Stock	Awards:		Fair Value
		Under Non-Equity			Under Equity			Awards:	Number of	Exercise or	of Stock
		Plan Incentive Awards			Plan Incentive Awards			Number of	Securities	Base Price	And
		Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of	Underlying	of Option	Option
	Grant	($)	($)	($)	(#)	(#)	(#)	Stock	Options	Awards	Awards
Name	Date	(a)	(b)	(c)	(d)	(e)	(f)	(#)(g)	(#)(h)	($/sh)(1)	($)(2)

Kimberly Till	8/19/09	1	600,000	600,000	—	—	—	—	—	—	—
Eric W. Narowski	10/27/09	1	54,900	54,900	—	—	—	—	—	—	—
	11/13/09	—	—	—	—	—	—	—	10,000	1.09	6,940
Robert J. Cox	8/19/09	1	152,500	152,500	—	—	—	—	—	—	—
	8/27/09	—	—	—	—	—	—	—	400,000	0.80	202,800
Enzo J. Micali	8/19/09	1	118,000	118,000	—	—	—	—	—	—	—
Robert Salvoni(3)	8/19/09	1	64,000 GBP	64,000 GBP	—	—	—	—	—	—	—
	11/13/09	—	—	—	—	—	—	—	25,000	1.09	17,350
	5/15/10	—	—	—	—	—	—	—	60,000	1.15	43,680
George H. Terhanian	8/19/09	1	100,000	100,000	—	—	—	—	—	—	—
Frank E. Forkin	8/19/09	1	110,000	110,000	—	—	—	—	—	—	—
	8/27/09	—	—	—	—	—	—	—	100,000	0.80	50,700

(1)	Reflects exercise price for stock options granted, which was the closing market price of the Company’s stock on the grant date.

(2)	Reflects full grant date fair value of the restricted stock, restricted stock units and stock options granted. For restricted stock and restricted stock units, fair value is calculated using the closing market price of the Company’s stock on the date of grant. For stock options, fair value is calculated using the Black-Scholes value on the date of grant. For additional information as to the assumptions made in valuation, see Note 14 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(3)	Received a contractually guaranteed bonus for fiscal 2010.

Target non-equity incentive plan awards are set forth in Ms. Till’s, Dr. Terhanian’s, and Messrs. Cox’s and Salvoni’s employment agreements, and Messrs. Micali’s and Forkin’s letter agreements, applicable to fiscal 2010. The target for Mr. Narowski was established by the Compensation Committee for fiscal 2010. A description of the 2010 Bonus Plan is included above in “Compensation Discussion and Analysis — Implementing the Compensation Committee’s Objectives — Cash Bonus Plan — Linking Compensation to Performance”.

Stock options reflected in column (h) of the table above were issued at fair market value on the date of the grant and, among others, are subject to the following terms:

•	the options, to the extent not previously exercised, expire on the ten-year anniversary of the grant date;

•	25% of each option award vests on the one-year anniversary date of the grant, with the balance vesting ratably on a monthly basis over the following 36 months;

•	vesting is generally accelerated upon the occurrence of a change in control of the Company only if all unvested options are not assumed by the acquirer, or if within one year after the change in control, the participant is terminated without cause or leaves for good reason;

•	vesting ceases if the executive’s employment is terminated for any reason (voluntary or involuntary), but is accelerated upon the executive’s death or disability following the one-year anniversary date of the grant; and

•	unexercised options are forfeited and the Company is entitled to recover any stock for which the options have been exercised, or if such stock has been sold, an amount equal to the proceeds, if the executive violates certain non-compete and non-solicitation restrictions.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table and accompanying footnotes provide information regarding unexercised stock options and unvested restricted stock awards held by our NEOs as of June 30, 2010.

		Option Awards					Stock Awards
										Equity
				Equity					Equity	Incentive
				Incentive				Market	Incentive	Plan
				Plan				Value of	Plan	Awards:
				Awards:				Shares or	Awards:	Market
				Number of			Number	Units of	Number of	Value of
		Number of	Number of	Securities			of Shares	Stock	Unearned	Unearned
		Securities	Securities	Underlying			or Units	That	Shares	Shares
		Underlying	Underlying	Unexercised	Option		of Stock	Have	That	That
		Unexercised	Unexercised	Unearned	Exercise	Option	That	Not	Have Not	Have Not
		Options(#)	Options(#)	Options	Price	Expiration	Have Not	Vested	Vested	Vested
Name	Grant Date	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	Vested(#)	($)(2)	(#)	($)(1)

Kimberly Till	10/21/08	375,000	525,000	500,000 (3)	1.12	10/20/18	—	—	—	—
Eric W. Narowski	9/12/02	6,458	—	—	2.42	9/11/12	—	—	—	—
	6/24/05	5,000	—	—	5.00	6/23/15	—	—	—	—
	2/15/07	16,667	3,333	—	5.31	2/14/17	—	—	—	—
	8/31/07	1,594	656	—	4.31	8/30/17	375	398	—	—
	11/13/09	—	10,000	—	1.09	11/12/19	—	—	—	—
Robert J. Cox	—	—	—	—	—	—	—	—	—	—
Enzo J. Micali	5/15/09	54,167	145,833	—	0.38	5/14/19	—	—	—	—
Robert Salvoni	5/15/09	17,604	47,396	—	0.38	5/14/19	—	—	—	—
	11/13/09	—	25,000	—	1.09	11/12/19	—	—	—	—
	5/15/10	—	60,000	—	1.15	5/14/20	—	—	—	—
George H. Terhanian	8/13/02	125,000	—	—	2.30	8/12/12	—	—	—	—
	5/24/05	45,000	—	—	4.39	5/23/15	—	—	—	—
	8/31/07	17,000	7,000	—	4.31	8/30/17	—	—	—	—
	2/17/09	33,333	66,667	—	0.45	2/16/19	—	—	—	—
Frank E. Forkin	—	—	—	—	—	—	—	—	—	—

(1)	Represents time-based stock options, which in general are subject to the following terms:

•	the options, to the extent not previously exercised, expire on the ten-year anniversary of the grant date;

•	25% of each option vests on the one-year anniversary date of the grant, with the balance vesting ratably on a monthly basis over the following 36 months;

•	for all grants made prior to May 1, 2008, vesting is accelerated upon the occurrence of a change in control of the Company, and all unvested options fully vest upon such an event;

•	for all grants made subsequent to May 1, 2008, vesting is accelerated upon the occurrence of a change in control of the Company only if all unvested options are not assumed by the acquirer, or if within one year after the change of control, the executive is terminated without cause or leaves for good reason;

•	vesting ceases with respect to options if the executive’s employment is terminated for any reason (voluntary or involuntary), but is accelerated upon the executive’s death or disability following the one-year anniversary date of the grant; and

•	unexercised options are forfeited and the Company is entitled to recover any stock for which the options have been exercised, or if such stock has been sold, an amount equal to the proceeds, if the executive violates certain non-compete and non-solicitation restrictions.

(2)	Value is based on the market value of $1.06 for the Company’s common stock, the closing market price of such common stock as reported by NASDAQ on June 30, 2010, the last trading day of fiscal 2010.

(3)	Represents performance-based stock options granted to Ms. Till during fiscal 2009. For this grant:

•	vesting is accelerated upon the occurrence of a change in control of the Company, and all unvested stock options fully vests upon such an event;

•	vesting ceases if the executive’s employment is terminated for any reason (voluntary or involuntary, including by reason of death or disability), except that vesting is accelerated if Ms. Till’s employment is terminated by the Company without cause or by her with good reason;

•	unexercised stock options are forfeited if Ms. Till violates certain non-compete or non-solicitation restrictions, or certain financial restatements by the Company occur, and further provides that the Company may recover excess proceeds realized from the sale of shares related to options that vested based upon financial results that are later restated;

•	166,667 of the stock options vest as of the date on which either (i) the Company has had a volume-weighted average closing price for its stock of at least $3.50 for 30 consecutive days commencing on or after October 21, 2009, or (ii) the Company has achieved Adjusted EBITDA of $24,637,000 using any trailing consecutive four fiscal quarters commencing on or after October 21, 2009, provided that the stock options shall not be exercisable until October 21, 2010, even if either event occurs prior to such date, and are forfeited if Ms. Till’s employment is terminated by the Company with cause or by her without good reason prior to such date;

•	166,666 of the stock options vest as of the date on which either (i) the Company has had a volume-weighted average closing price for its common stock of at least $4.50 for 30 consecutive days commencing on or after October 21, 2009, or (ii) the Company has achieved Adjusted EBITDA of $29,564,000 using any trailing consecutive four fiscal quarters commencing on or after October 21, 2009, provided that the stock options shall not be exercisable until October 21, 2010, even if either event occurs prior to such date, and are forfeited if Ms. Till’s employment is terminated by the Company with cause or by her without good reason prior to such date; and

•	166,666 of the stock options vest as of the date on which either (i) the Company has had a volume-weighted average closing price for its common stock of at least $5.50 for 30 consecutive days commencing on or after October 21, 2009, or (ii) the Company has achieved Adjusted EBITDA of $35,477,000 using any trailing consecutive four fiscal quarters commencing on or after October 21, 2009, provided that the stock options shall not be exercisable until October 21, 2010, even if either event occurs prior to such date, and are forfeited if Ms. Till’s employment is terminated by the Company with cause or by her without good reason prior to such date.

Options Exercised and Stock Vested in Fiscal 2010

The following table provides information with regard to the amounts paid or received by the NEOs during fiscal 2010 as a result of the exercise of stock options or the vesting of restricted stock awards.

Fiscal 2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Number of
Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise(#)(1)	Exercise($)(2)	Acquired on Vesting(#)(3)	Vesting($)(4)

Kimberly Till	—	—	—	—
Eric W. Narowski	—	—	188	164
Robert J. Cox	—	—	—	—
Enzo J. Micali	—	—	—	—
Robert Salvoni	—	—	—	—
George H. Terhanian	—	—	—	—
Frank E. Forkin	—	—	—	—

(1)	Reflects the number of stock options exercised by the NEOs during fiscal 2010.

(2)	Reflects the market value at the time of exercise of the shares purchased less the exercise price paid.

(3)	Reflects the shares of common stock acquired by the NEOs upon vesting during fiscal 2010.

(4)	Reflects the market value of the shares on the respective vesting dates.

Employment Agreements With Named Executive Officers

Kimberly Till.  Kimberly Till serves as President and Chief Executive Officer of the Company pursuant to an employment agreement, effective October 21, 2008 (the “Till Agreement”). The material terms of the Till Agreement include, among other things:

•	Base salary of $600,000 per year, subject to increase as determined by the Compensation Committee from time to time.

•	An annual performance bonus set by the Compensation Committee, based upon performance standards established relating to financial targets and achievement of individual management objectives, with a target bonus at least equal to her annual base salary to be established by the Compensation Committee; provided, however, that for fiscal 2009 such objectives were established on December 16, 2008 and Ms. Till was guaranteed a minimum bonus of $207,123 for fiscal 2009.

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

•	$600,000 of supplemental term life insurance, in addition to Company paid term life insurance benefits provided to all executive officers. The annual premium is set forth above in footnote 5 to the “Summary Compensation Table” above.

•	Reimbursement of reasonable expenses incurred in the negotiation of the Till Agreement and related stock option agreements.

•	Gross-ups of certain change in control payments to the extent that those payments are treated as taxable income to Ms. Till. The total amount of the gross-ups assuming Ms. Till’s employment is terminated upon a change in control is set forth under “Potential Payments Upon Termination or Change in Control”.

•	The Company’s recovery of certain amounts received by Ms. Till in the event of certain accounting restatements due to material non-compliance of the Company with any financial reporting requirement.

The Till Agreement requires the Nominating and Governance Committee to nominate and recommend Ms. Till for election as a director at each annual meeting of stockholders coinciding with the expiration of her term as a director (but failure of the stockholders to elect Ms. Till is not deemed a breach of the Till Agreement). Ms. Till is required to resign from the Board on the date on which the Till Agreement terminates for any reason.

The Till Agreement may be terminated by either the Company or Ms. Till with or without cause upon notice to the other. The effect of termination of Ms. Till under various circumstances, including with cause, without cause, with good reason, without good reason, on death or disability, and in the case of a change in control, is detailed below under “Potential Payments Upon Termination or Change in Control”. For purposes of the Till Agreement, (a) “cause” includes: (i) willful failure to perform duties after notice of such failure; (ii) willful conduct that is materially and demonstrably injurious to the Company; (iii) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude; (iv) material violation of non-competition, non-solicitation, or confidentiality restrictions; (v) material violation of Company polices after notice of such failure; and (vi) material breach of any material provision of the Till Agreement by Ms. Till after notice of such failure, and (b) “good reason” includes (i) any decrease in Ms. Till’s salary except in limited circumstances; (ii) any decrease of Ms. Till’s annual target performance bonus below 100% of annual base salary; (iii) the failure of any successor in interest of the Company to be bound by the terms of the Till Agreement; or (iv) any diminution in Ms. Till’s title or material diminution in Ms. Till’s duties, responsibilities, authority or reporting lines. Ms. Till is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Till Agreement (her non-competition and non-solicitation obligations extend for twelve months post-termination), and the Company’s post-termination payment obligations are, in part, in consideration of such covenants.

Eric W. Narowski.  Eric W. Narowski serves as Interim Chief Financial Officer, Senior Vice President, Global Controller and Principal Accounting Officer. Mr. Narowski has not entered into an employment agreement with the Company. Mr. Narowski’s current annual base salary is $183,000 and, in the discretion of the Compensation Committee, he is eligible for an annual performance bonus, with a target bonus under the corporate bonus plan established annually by the Compensation Committee. Mr. Narowski’s target bonus for fiscal 2010 was established at $54,900. On December 18, 2009, the Compensation Committee of the Board of Directors of the Company approved an award of additional compensation to Mr. Narowski in recognition of his service as Interim Chief Financial Officer. Specifically, since the date he was appointed Interim Chief Financial Officer of the Company, November 20, 2009, Mr. Narowski has received a monthly bonus of $3,000, payable in bi-weekly installments. He will continue to receive the monthly bonus until such time as he no longer serves as the Company’s Interim Chief Financial Officer. Mr. Narowski entered into a change in control agreement with the Company in 2007 (the “Narowski Change in Control Agreement”), which provides for, among other things, severance payments in certain circumstances upon a change in control, as detailed below under “Potential Payments Upon Termination or Change in Control”. Mr. Narowski is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Narowski Change in Control Agreement (his non-competition and non-solicitation obligations extend for twelve months post-termination), and the Company’s post-termination payment obligations are, in part, in consideration of such covenants.

Enzo J. Micali.  Enzo J. Micali serves as Global Executive Vice President, Technology, Operations, and Panel, and Chief Information Officer, pursuant to a letter agreement, effective March 31, 2009 (the “Micali Agreement”). The material terms of the Micali Agreement include, among other things:

•	Base salary of $295,000 per year, subject to adjustment as determined by the Compensation Committee from time to time.

•	An annual performance bonus set by the Compensation Committee, based upon performance standards established relating to financial targets and achievement of individual management objectives, with an initial target bonus equal to 40% of his annual base salary; provided, however, Mr. Micali was guaranteed a minimum bonus of $30,065 for fiscal 2009.

•	Subject to approval by the Compensation Committee, a grant of non-qualified stock options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock as of the close of trading on the grant date, subject to the following vesting provisions: 25% of such options vest on the one-year anniversary of the grant date, and the remaining balance vest at a rate of 1/36th per month over the remaining thirty-six months (which options were granted on May 15, 2009).

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

The Micali Agreement may be terminated by either the Company or Mr. Micali with or without cause upon notice to the other. The effect of termination of Mr. Micali under various circumstances, including with cause, without cause, with good reason, without good reason, and in the case of a change in control, is detailed below under “Potential Payments Upon Termination or Change in Control”. Cause is not defined in the Micali Agreement. Mr. Micali may terminate his employment for “good reason” within one year of either of the following: (i) a change in his reporting relationship so that he no longer reports directly to the Chief Executive Officer; or (ii) a substantial change to his duties and responsibilities. Mr. Micali is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Micali Agreement (his non-competition and non-solicitation obligations extend for six months post-termination if termination of employment occurs on or prior to March 31, 2010 and twelve months thereafter), and the Company’s post-termination payment obligations are, in part, in consideration of such covenants.

George H. Terhanian, PhD.  George H. Terhanian, PhD, serves as President, Global Solutions pursuant to an Employment Agreement, effective September 1, 2007, amended April 30, 2008 and December 16, 2008 (the “Terhanian Agreement”). The material terms of the Terhanian Agreement include, among other things:

•	Base salary of $300,000 per year, subject to increase as determined by the Compensation Committee from time to time.

•	An annual performance bonus set by the Compensation Committee, based upon performance standards established by the Compensation Committee for executives, with a target bonus at least equal to $100,000.

•	An apartment allowance of a maximum of $2,436 per month, reimbursement in fiscal 2009 for one round trip economy class airfare for a personal trip to the United States from the United Kingdom, income tax preparation and assistance during Dr. Terhanian’s assignment in the United Kingdom, final preparation and filing of necessary tax returns upon his return to the United States, and reasonable expenses incurred in connection with his relocation to the United States.

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

•	$250,000 of supplemental term life insurance, in addition to Company paid term life insurance benefits provided to all executive officers. The annual premium is set forth above in footnote 5 to the “Summary Compensation Table” above.

•	Reimbursement of up to $2,500 in legal fees in connection with the negotiation of the Terhanian Agreement.

•	Gross-ups of certain change in control payments to the extent that those payments are treated as taxable income to Dr. Terhanian. The total amount of the gross-ups assuming Dr. Terhanian’s employment is not terminated upon a change in control is set forth under “Potential Payments Upon Termination or Change in Control”.

The Terhanian Agreement terminates on (i) June 30, 2008 (subject to renewal as described below) or (ii) Dr. Terhanian’s death, unless Dr. Terhanian’s employment is earlier terminated by either party in accordance with the terms of the Terhanian Agreement. The Terhanian Agreement provides that on June 30, 2008 and each June 30 thereafter, Dr. Terhanian’s employment will be automatically extended for additional successive one year terms, unless either Dr. Terhanian or the Company gives the other at least three months written notice of non-renewal, none of which has been given to date. The effect of termination of Dr. Terhanian under various circumstances, including with cause, without cause, with good reason, without good reason, on death or disability, and in the case of a change in control, is detailed below under “Potential Payments Upon Termination or Change in Control”. For purposes of the Terhanian Agreement, (a) “cause” includes: (i) willful failure to perform duties after notice of such failure; (ii) willful conduct that is materially and demonstrably injurious to the Company; (iii) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude; (iv) material violation of non-competition, non-solicitation, or confidentiality restrictions; (v) material violation of Company polices after notice of such failure; and (vi) material breach of any material provision of the Terhanian Agreement by Dr. Terhanian after notice of such failure, and (b) “good reason” includes (i) material breach of the Company’s obligations under the Terhanian Agreement after notice of such failure; (ii) any decrease in Dr. Terhanian’s salary except in limited circumstances; (iii) any decrease of Dr. Terhanian’s annual target performance bonus below $100,000; (iv) the failure of any successor in interest of the Company to be bound by the terms of the Terhanian Agreement; (v) any diminution in Dr. Terhanian’s title or material diminution in Dr. Terhanian’s duties, responsibilities, authority or reporting lines; provided, however, in the event of a change in control, his title, reporting line, responsibilities, and duties may be changed in line with the change in the part played by the Company in the controlling person (for example, Dr. Terhanian’s duties may be at a divisional, subsidiary, or group level, if the Company becomes a division, subsidiary, or group within the controlling person); or (vi) the failure of the Compensation Committee to grant 100,000 non-qualified stock options to Dr. Terhanian on the Company’s regularly scheduled quarterly grant date in February 2009, subject to specified vesting conditions (which options were granted to Dr. Terhanian in February 2009). Dr. Terhanian is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Terhanian Agreement (his non-competition and non-solicitation obligations extend for twelve months post-termination), and the Company’s post-termination payment obligations are, in part, in consideration of such covenants.

Robert Salvoni.  Robert Salvoni serves as President, International, pursuant to a contract of employment and a letter agreement, both effective May 15, 2009 (together, the “Salvoni Agreement”). The material terms of the Salvoni Agreement include, among other things:

•	Base salary of 160,000 GBP per year, subject to adjustment as determined by the Compensation Committee from time to time.

•	An annual performance bonus set by the Compensation Committee, based upon performance standards established relating to financial targets and achievement of individual performance objectives, with an initial target bonus equal to 40% of his annual base salary; provided, however, Mr. Salvoni was guaranteed 50% of his annual performance bonus for fiscal 2010.

•	A car allowance of 10,000 GBP per annum, payable on a monthly basis, which may be terminated at any time in the Company’s discretion.

•	Subject to approval by the Compensation Committee, a grant of non-qualified stock options to purchase 65,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock as of the close of trading on the grant date, subject to the following vesting provisions: 25% of such options vest on the one-year anniversary of the grant date, and the remaining balance vest at a rate of 1/36th per month over the remaining thirty-six months (which options were granted on May 15, 2009).

•	Reimbursement of up to a maximum of 500 GBP in legal fees in connection with the negotiation of the Salvoni Agreement.

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

The Salvoni Agreement may be terminated by either the Company or Mr. Salvoni without cause upon six months’ written notice to the other; provided, however, that, during the first 12 weeks of employment, only one month’s written notice was required; provided, further, the Company, in its discretion, may pay Mr. Salvoni salary equivalent to the requisite notice in lieu of such notice. The Company also may terminate the Salvoni Agreement without notice or pay in lieu of notice if Mr. Salvoni commits an act of gross misconduct, gross negligence, or a material breach any of the terms of his employment. Mr. Salvoni is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Salvoni Agreement (his non-competition and non-solicitation obligations extend for six months post-termination).

On October 27, 2009, the Compensation Committee of the Board of Directors of the Company approved an increase in Mr. Salvoni’s base salary from 160,000 GBP to 172,165 GBP, effective November 1, 2009, in recognition of his additional responsibilities in managing the Company’s Asia operations. On March 2, 2010, the Compensation Committee approved a monthly bonus of 2,000 GBP for Mr. Salvoni, with retroactive effect to November 2009, in recognition of the significant time and effort expended by him in working to improve the financial performance of the Company’s Asia operations. Mr. Salvoni received the monthly bonus for the last time in March 2010. On April 3, 2010, the Compensation Committee approved an increase in Mr. Salvoni’s base salary from 172,165 GBP to 195,000 GBP, with retroactive effect to April 1, 2010, in recognition of his additional responsibilities in managing all of the Company’s international operations.

Robert J. Cox.  Robert J. Cox served as Executive Vice President, Chief Financial Officer and Treasurer of the Company from June 1, 2009 through November 20, 2009 pursuant to an Employment Agreement, effective June 1, 2009 (the “Cox Agreement”). The material terms of the Cox Agreement included, among other things:

•	Base salary of $305,000 per year, subject to adjustment as determined by the Compensation Committee from time to time.

•	An annual performance bonus set by the Compensation Committee, based upon performance standards established relating to financial targets and achievement of individual performance objectives, with an initial target bonus equal to 50% of his annual base salary; provided, however, Mr. Cox was contractually guaranteed a minimum bonus of $12,534 for fiscal 2009.

•	Subject to approval by the Compensation Committee, a grant of non-qualified stock options to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock as of the close of trading on the grant date, subject to the following vesting provisions: 25% of such options vest on the one-year anniversary of the grant date, and the remaining balance vest at a rate of 1/36th per month over the remaining thirty-six months (which options were granted on August 27, 2009 and forfeited on the date Mr. Cox’s employment was terminated, November 20, 2009).

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

•	The Company’s recovery of certain amounts received by Mr. Cox in the event of certain accounting restatements due to material non-compliance of the Company with financial reporting requirements.

The Cox Agreement terminated effective with Mr. Cox’s termination of employment on November 20, 2009. Mr. Cox was not entitled to any post-termination payments under the Cox Agreement or otherwise. Mr. Cox is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Cox Agreement (his non-competition and non-solicitation obligations extend for twelve months post-termination).

Frank E. Forkin.  Frank E. Forkin served as President, Client Services North America from June 22, 2009 through March 5, 2010 pursuant to a letter agreement, effective June 22, 2009 (the “Forkin Agreement”). The material terms of the Forkin Agreement included, among other things:

•	Base salary of $275,000 per year, subject to adjustment as determined by the Compensation Committee from time to time.

•	An annual performance bonus set by the Compensation Committee, based upon performance standards established relating to financial targets and achievement of individual performance objectives, with an initial target bonus equal to 40% of his annual base salary.

•	Subject to approval by the Compensation Committee, a grant of non-qualified stock options to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock as of the close of trading on the grant date, subject to the following vesting provisions: 25% of such options vest on the one-year anniversary of the grant date, and the remaining balance vest at a rate of 1/36th per month over the remaining thirty-six months (which options were granted on August 27, 2009 and forfeited on the date Mr. Forkin’s employment was terminated, March 5, 2010).

•	Vacation, expense reimbursement and other employee benefits commensurate with those provided by the Company to its senior executives generally.

•	A one-time signing bonus of $10,000, provided, however, such bonus was required to be repaid if he voluntarily terminated his employment prior to June 22, 2010.

The Forkin Agreement terminated effective with Mr. Forkin’s termination of employment on March 5, 2010. Effective as of March 5, 2010, the Company entered into a Separation Agreement, Including Release and Waiver of Claims with Mr. Forkin (the “Forkin Separation Agreement”), which provides for, among other things, base salary continuation up to and including October 18, 2010. Mr. Forkin is subject to certain non-competition, non-solicitation and confidentiality covenants contained in the Forkin Separation Agreement (his non-competition and non-solicitation obligations extend for twelve months post-termination), and the Company’s post-termination payment obligations are, in part, in consideration of such covenants.

Potential Payments Upon Termination or Change in Control

Pursuant to agreements with the NEOs, the Company is obligated to make certain payments to the applicable executive upon termination of employment, including without limitation by reason of death or disability, or upon a change in control of the Company. Such obligations are summarized in the table and accompanying footnotes below for each covered event for each NEO employed by the Company on June 30, 2010.

Post-Termination Payment Summary(1)(2)
George H.
Event	Kimberly Till	Eric W. Narowski	Terhanian	Enzo J. Micali	Robert Salvoni

Termination Without Cause or At End of Term by Company, or Termination With Good Reason by NEO(3)(4)(5)	(a) 24 months Base Salary (6) (b) Prorated Bonus (8)(10)(11) (c) Health Benefits — 12 months (6) (d) Stock Options Cease Vesting Total (12): $1,204,170, comprised of: (a) $1,200,000, and (c) $4,170	(a) Stock Options and Awards Cease Vesting Total (12): $0	(a) 12 months Base Salary (6)

(b) Prorated Bonus
(9)(10)(11)

(c) Health Benefits — 12 months (6)

(d) Stock Options and Stock Awards Cease Vesting
Total (12): $329,503,
comprised of:
(a) $300,000,
(b) $5,000,
(c) $4,170, and
			(d) $20,333	(a) 12 months Base Salary (6) (b) Health Benefits — 12 months (6) (c) Stock Options Cease Vesting Total (12): $341,345, comprised of: (a) $295,000, (b) $9,511, and (c) $36,834	(a) 6 months Base Salary (6)(7)(29) (b) Stock Options Cease Vesting Total (12): $157,831, comprised of: (a) $145,860, and (b) $11,971

Post-Termination Payment Summary(1)(2)
George H.
Event	Kimberly Till	Eric W. Narowski	Terhanian	Enzo J. Micali	Robert Salvoni

Termination With Cause by Company or by NEO Without Good Reason(4)(5)	(a) Stock Options Cease Vesting Total (12): $0	(a) Stock Options and Stock Awards Cease Vesting Total (12): $0	(a) If termination is in second half of fiscal year — Prorated Bonus (9)(10)(11) (b) Stock Options and Stock Awards Cease Vesting Total (12): $25,333, comprised of: (a) $5,000, and (b) $20,333	(a) Stock Options Cease Vesting Total (12): $36,834	(a) Stock Options Cease Vesting Total (12): $11,971

Post-Termination Payment Summary(1)(2)
George H.
Event	Kimberly Till	Eric W. Narowski	Terhanian	Enzo J. Micali	Robert Salvoni

Change in Control	(a) 24 months Base Salary (6)(14)

(b) $600,000 (13)(14)

(c) Health Benefits — 12 months (6)(14)

(d) Stock Options 100% Vest (15)

(e) Tax Gross-Up (14)(16)(17)
Total assuming no termination of employment (12): $0

Total assuming termination of employment (12): $1,804,170, and comprised of
(a) $1,200,000,
(b) $600,000, and (c) $4,170
(a) 12 months Base Salary (25)(27)

(b) Average annual bonus value (25)(26)(27)

(c) Health Benefits — 12 months (25)(27)

(d) Certain Stock Options and Stock Awards 100% Vest; Other Stock Options Vest Upon Certain Events (28)

(e) 6 Months Out-Placement (20)(25)
Total assuming no termination of employment (12): $398, comprised of
(d)

Total assuming termination of employment: $201,159, comprised of: (a) $183,000,
(b) $2,750,
(c) $9,511,
(d) $398, and
(e) $5,500	(a) 12 months Base Salary (6)(18)

(b) Average annual bonus value (18)(19)

(c) Health Benefits — 12 months (6)(18)

(d) Certain Stock Options and Stock Awards 100%; Other Stock Options Vest Upon Certain Events (28)

(e) 6 Months Out-Placement (18)(20)

(f) Limited Tax Gross-Up (16)(18)
Total assuming no termination of employment (12)(24): $20,333, comprised of (d)

Total assuming termination of employment (12): $373,170, comprised of:
(a) $300,000,
(b) $2,500,
(c) $4,170,
(d) $61,000, and
(e) $5,500	(a) 12 months Base Salary (6)(21)

(b) Health Benefits —
12 months (6)(21)

(c) Stock Options 100% Vest Upon Certain Events (23)
Total assuming no termination of employment (12)(24): $36,834, comprised of (c)

Total assuming termination of employment
(12): $440,511, comprised of: (a) $295,000,
(b) $9,511, and
(c) $136,000	(a) 6 months Base Salary (6)(7)(22)(29)

(b) Stock Options 100% Vest Upon Certain Events (23)
Total assuming no termination of employment (12) (24): $11,971, comprised of (b)

Total assuming termination of employment: $157,831, comprised of: (a) $145,860, and (b) $11,971

Post-Termination Payment Summary(1)(2)
George H.
Event	Kimberly Till	Eric W. Narowski	Terhanian	Enzo J. Micali	Robert Salvoni

Death	(a) Prorated Bonus (8)(10)(11) (b) Stock Options Cease Vesting Total (12): $0	(a) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting (b) Stock Awards Cease Vesting Total (12): $0	(a) If death is in second half of fiscal year — Prorated Bonus(9)
(10)(11)

(b) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting

(c) Stock Awards Cease Vesting
Total (12): $66,000, comprised of: (a) $5,000, and
			(b) $61,000	(a) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting Total (12): $136,000	(a) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting Total (12): $11,971

Disability	(a) Prorated Bonus (8)(10)(11) (b) Stock Options Cease Vesting Total (12): $0	(a) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting (b) Stock Awards Cease Vesting Total (12): $0	(a) If disability is in second half of fiscal year — Prorated Bonus (9)(10)(11)

(b) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting

(c) Stock Awards Cease Vesting
Total (12): $66,000, comprised of: (a) $5,000, and
			(b) $61,000	(a) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting Total (12): $136,000	(a) Stock Options Granted At Least One Year Previous — 100% Vest; Other Stock Options Cease Vesting Total (12): $11,971

(1)	All post-termination payments are linked to obligations of confidentiality and not to compete and/or solicit customers and employees. Non-compete and non-solicitation obligations extend during the following periods post-termination for the NEOs:

Ms Till	12 months
Mr. Narowski	12 months
Dr. Terhanian	12 months
Mr. Micali	12 months
Mr. Salvoni	6 months

(2)	The events that constitute “cause” and “good reason” with respect to each NEO, to the extent applicable, are described above in “Employment Agreements With Named Executive Officers”.

(3)	Dr. Terhanian is the only NEO that has an employment agreement with a set term.

(4)	Mr. Narowski does not have an employment agreement and the Narowski Change in Control Agreement does not address termination by the Company without “cause” or termination by Mr. Narowski with “good reason” absent a change in control.

(5)	The Salvoni Agreement does not address termination by Mr. Salvoni with “good reason”.

(6)	Applicable amounts are payable in bi-weekly installments over applicable term, except, in the case of Ms. Till, her base salary amount is payable in twelve equal monthly installments and, in the case of Mr. Salvoni, the Company may elect, in its discretion, to pay his base salary amount in a lump sum rather than in installments. Payments to Ms. Till and Dr. Terhanian may be postponed for a 6-month period (and under certain circumstances into 2010) to avoid application of Section 409A of the IRC.

(7)	Assumes that the Company elects to pay Mr. Salvoni six months’ base salary in lieu of the requisite six months’ written notice of termination. Does not include any U.K. statutory entitlement upon termination.

(8)	The prorated performance bonus is based on achievement of the annual financial metrics as then in effect for calculation of the performance bonus (for example, net earnings, revenues, or other metrics as applicable, but not including individual management objectives), multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year prior to the termination date and the denominator of which is 365.

(9)	Performance bonus is prorated for the partial-year period ending on the termination date. The prorated bonus is based on the same metrics as then in effect for calculation of bonuses on an annual basis (e.g. after-tax earnings) and is calculated by (1) dividing actual performance as of the end of the Applicable Calculation Quarter (described below) by target performance for the Applicable Calculation Quarter, and then (2) using the resulting percentage in determining the dollar value of the bonus that would have been paid under the Company’s bonus plan had such percentage performance been achieved for the full fiscal year, and then (3) multiplying the result by a fraction, the numerator of which is the number of days elapsed in the fiscal year prior to the termination date and the denominator of which is 365. If the termination date is in the first half of a fiscal quarter, then the “Applicable Calculation Quarter” is the fiscal quarter most recently ended before the termination date, and if the termination date is in the second half of a fiscal quarter, then the “Applicable Calculation Quarter” is the first fiscal quarter ending after the termination date.

(10)	Calculations in the table assume termination on June 30, 2010, the last day of the Company’s most recent fiscal year. Therefore, the amounts of actual bonuses for fiscal 2010 are reflected in the table. Each NEO’s actual full bonus for the fiscal year was based upon performance for the year, any guaranteed minimum bonus levels agreed to in the NEO’s employment agreement, and the portion of the year that the NEO was employed by the Company. The amount reflected in the table for each NEO could vary in future years based upon these factors.

(11)	Applicable amounts are payable in a lump sum on the date on which bonuses are otherwise paid by the Company. Payments may be postponed for a 6-month period (and under certain circumstances into calendar year 2011) to avoid application of Section 409A of the IRC.

(12)	Total is based on assumption that termination or change in control occurred on June 30, 2010, the last day of the Company’s most recent fiscal year, and that all un-vested, un-exercised stock options and un-vested restricted stock awards are valued at the closing market price of the Company’s common stock on that date. In the case of stock options for which vesting is accelerated, the total is the positive spread, if any, between the exercise price and the closing market price on June 30, 2010. Aggregate total compensation is shown first, followed by the subtotal for each category listed above in the same order.

(13)	Amount is payable in a lump sum on the day that is six months and one day after the termination date.

(14)	Applies only if Ms. Till is terminated without “cause” or leaves with “good reason” in contemplation of, or during the eighteen-month period following, the change in control.

(15)	Applies if Ms. Till is terminated without “cause” or leaves with “good reason” in contemplation of a change in control or is still employed at the time of the change in control.

(16)	Value of tax gross-up is calculated assuming that change in control occurred on June 30, 2010, the last day of the Company’s most recent fiscal year, and further assuming NEO’s employment is terminated on the date of change in control. “Limited” tax gross-ups provide for payment of an amount equal to the sum of (i) the excise tax payable by the applicable NEO by reason of receiving excess payments; and (ii) a gross-up amount necessary to offset any and all applicable federal, state, and local excise, income, or other taxes incurred by the NEO by reason of the Company’s payment of the excise tax described in (i) above (but not including any additional amount to offset any taxes on the excise tax reimbursement or gross-up amount paid pursuant to this sub-clause (ii)).

(17)	Amount is payable within 30 days of the change in control.

(18)	Applies only if Dr. Terhanian is terminated without “cause” or leaves with “good reason” during the twelve-month period following the change in control.

(19)	The average annual value of Dr. Terhanian’s annual performance bonus is the average of his performance bonuses actually earned during the two full fiscal years most recently ended. This amount is payable in a lump sum promptly after the termination date. Payment may be postponed for a 6-month period to avoid application of Section 409A of the IRC.

(20)	Actual expenses incurred are reimbursed by the Company after the termination date.

(21)	Applies only if Mr. Micali is terminated without “cause” or leaves with “good reason” after a change in control.

(22)	Applies only if Mr. Salvoni is terminated without “cause” after a change in control.

(23)	Applies only if either (i) the surviving or acquiring entity or successor company, or its respective parent company, does not assume, continue, or substitute for the stock options and awards as provided in the Company’s 2007 Incentive Plan (a “Complying Assumption”) or (ii) a Complying Assumption occurs and the NEO is terminated without “cause” or leaves with “good reason” within the one-year period immediately following the change in control.

(24)	Amount assumes a Complying Assumption occurred.

(25)	Applies only if Mr. Narowski is terminated without “cause” or leaves with “good reason” during the twelve-month period following the change in control.

(26)	The average annual value of Mr. Narowski’s annual performance bonus is the average of his performance bonuses actually earned during the two full fiscal years most recently ended.

(27)	Amounts are payable in bi-weekly installments in the same manner and frequency as compensation payments were made prior to the triggering event. However, if termination is by Mr. Narowski for “good reason” due to the failure of the new employer resulting from the change in control to be bound by the terms of the Narowski Change in Control Agreement, then the amounts are payable in a lump sum promptly after the termination date.

(28)	Certain stock options vest entirely upon a change in control while others only vest upon a change in control if there is not a Complying Assumption or, if there is a Complying Assumption, the NEO is terminated without “cause” or leaves with “good reason” within the one-year period immediately following the change in control.

(29)	Based on GBP to U.S. Dollar foreign exchange rate at June 30, 2010.

Director Compensation

The following table and accompanying footnotes provide information with regard to the compensation for the Company’s non-employee directors during fiscal 2010. Ms. Till received no compensation in her role as a director.

	FISCAL 2010 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash($)	Stock Awards($)(1)(2)(4)	Total($)

George Bell(4)	18,833	7,612	26,445
David Brodsky	37,167	16,718	53,885
Steven L. Fingerhood	40,500	18,943	59,443
Stephen D. Harlan	41,666	20,964	62,630
James R. Riedman	40,833	20,964	61,797
Howard L. Shecter	45,500	20,964	66,464
Antoine G. Treuille	37,167	16,718	53,885

(1)	Includes the compensation cost for stock awards for each director recognized by the Company during fiscal 2010, and therefore may include awards made in prior fiscal years that vested in fiscal 2010. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information as to the assumptions made in valuation, see Note 14 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

(2)	The full grant date fair value of the restricted stock awards for which the Company recognized compensation during fiscal 2010 are shown in the table below. There was no compensation cost associated with options for non-employee directors during fiscal 2010. For restricted stock, fair value is calculated using the closing market price of the Company’s stock on the date of grant. For additional information as to the assumptions made in valuation, see Note 14 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

		Stock	Grant Date Fair
		Awards:	Value of Stock
		Number of	and Stock
	Grant	Shares	Option Awards
Name	Date	(#)	$(1)(2)

David Brodsky	11/15/08	13,833	13,418
	11/13/09	17,500	19,075
Steven L. Fingerhood	11/15/08	13,833	13,418
	11/13/09	21,000	22,890
Stephen D. Harlan	11/15/08	18,833	18,268
	11/13/09	21,000	22,890
James R. Riedman	11/15/08	18,833	18,268
	11/13/09	21,000	22,890
Howard L. Shecter	11/15/08	18,833	18,268
	11/13/09	21,000	22,890
Antoine G. Treuille	11/15/08	13,833	13,418
	11/13/09	17,500	19,075

(3)	Following are all equity awards outstanding for each director as of June 30, 2010 (“Option Awards” reflect unexercised grants of stock options, whether or not vested, and “Stock Awards” reflect awards of shares of restricted stock that remain subject to forfeiture):

Name	Option Awards(#)	Stock Awards(#)

David Brodsky	30,000	7,292
Steven L. Fingerhood	—	8,750
Stephen D. Harlan	45,000	8,750
James R. Riedman	78,333	8,750
Howard L. Shecter	40,000	8,750
Antoine G. Treuille	30,000	7,292

(4)	Mr. Bell opted not to stand for re-election to the Board of Directors at the 2009 Annual Meeting of Stockholders of the Company. His compensation reflects his services for the portion of the fiscal year prior to October 30, 2009.

In April 2009, the Compensation Committee approved certain reductions and modifications to non-employee director compensation which became effective for annual periods commencing after the 2009 Annual Meeting, in order to better align the compensation of the non-employee directors with the cost control initiatives undertaken by the Company in response to the challenging global macroeconomic environment. Non-employee director compensation before and after this change is shown in the table below.

		November 1,
	Through October 31,	2009
	2009	Onward

All members	$41,500	$35,000
Chairman of the Board	$15,000	$5,000
Lead Director	$15,000	$5,000
Chairman of the Audit Committee	$7,500	$3,000
Chairman of the Compensation Committee	$5,000	$3,000

In April 2009, the Compensation Committee agreed that the number of shares of restricted stock that each non-employee director is to receive on November 15 of each fiscal year would be calculated by dividing the annual cash retainer of $35,000 by the higher of $2.00 and the closing price for the Company’s stock price on that day (or the immediately preceding business day if November 15 falls on a weekend). Supplemental grants were granted as shown in the table below.

Each restricted stock grant vests 1/12th on the last day of each month following the grant date, and any unvested stock is forfeited upon termination of an individual’s service as a director. Vesting will be accelerated upon a change in control of the Company.

Supplemental grants of the following numbers of shares of restricted stock are made on November 15 of each year with respect to the following positions, subject to the same vesting rules as the other grants to non-employee directors. The number of shares to be granted are shown on the table below:

Position	Number of Shares

Chairman of the Board	3,500
Lead Director	3,500
Chairman of the Audit Committee	3,500
Chairman of the Compensation Committee	3,500

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

There were no transactions with related persons during the fiscal year ended June 30, 2010.

Policies and Procedures for Review of Transactions with Related Persons

The Board has adopted written Policy and Procedures with Respect to Related Party Transactions (the “Procedure”). The Procedure covers all transactions (“Covered Transactions”) in which the Company is a participant and a Related Person (described below) has a direct or indirect interest if the amount involved exceeds $120,000, or, if the applicable Related Person is a director, executive officer, or spouse of a director or executive officer, $50,000.

“Related Persons” include:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner;

•	any person (other than a tenant or employee) sharing the household of any such director, executive officer, nominee or more than 5% beneficial owner; and

•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Procedure requires review and approval of Covered Transactions by the Audit Committee of the Board, or in certain cases where delay is not practical, by the Chair of the Audit Committee with reporting to the full Committee. Annual review is required for ongoing transactions. In its review, the Audit Committee will consider whether each Covered Transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. Covered Transactions may be approved in situations, among others, in which:

•	the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources; or

•	the Company receives from or provides products or services to the Related Person on an arm’s length basis on terms comparable to those provided to unrelated third parties, or on terms comparable to those provided to employees generally.

The Audit Committee has granted standing pre-approval for Covered Transactions that involve:

•	compensation of executive officers or directors required to be approved by the Compensation Committee of the Board;

•	transactions in which the Related Person’s only relationship with the company involved is as (i) a director, (ii) an employee other than an executive officer, or (iii) less than 10% stockholder and the amount involved does not exceed $1,000,000 or 2% of that company’s annual revenues;

•	charitable contributions when the Related Person’s only relationship to the charity is as a director or employee other than an executive officer and the aggregate amount does not exceed the lesser of 2% of the charity’s annual receipts and $120,000, or, if the applicable Related Person is a director, executive officer, or spouse of one of them, $50,000; or

•	transactions in which all stockholders receive proportional benefits, and those involving competitive bids, regulated services and charges, and certain routine banking services.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Vote Required

If a quorum is present and voting at the Annual Meeting, the three nominees for Class II directors receiving the highest number of affirmative votes of the shares of Harris Interactive common stock present in person or represented by proxy and entitled to vote will be elected as Class II directors. Only votes cast for a nominee will be counted. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form of proxy “FOR” the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Summary of the Proposal

Harris Interactive’s Board is currently divided into three classes, with the classes of directors serving for staggered three-year terms that expire in successive years. Class II currently has three members, Stephen D. Harlan, Howard L. Shecter and Antoine G. Treuille, each of whose term expires as of the date of the Annual Meeting. Mr. Harlan declined to stand for re-election in 2010. The Nominating and Governance Committee proposes that the nominees described below, each of whom is currently serving as a Class II director, be re-elected as Class II directors for a term of three years, or in each case until their successors are duly elected and qualified.

Nominees to Board of Directors

			Class and Year in
			Which		Board
Name	Principal Occupation	Director Since	Term Will Expire	Age	Committees

Mr. Howard L. Shecter	Partner, Reed Smith LLP	2001	Class II 2013	67	Board Chairman, Audit, Compensation, Nominating and Governance (Chair)
Mr. Antoine G. Treuille	Partner, Altamont Capital Partners, LLC	2004	Class II 2013	61	Audit, Compensation, Nominating and Governance

Howard L. Shecter has served as a director of Harris Interactive since November 2001. Mr. Shecter was elected to the Board of Directors of Harris Interactive pursuant to the terms of the Agreement and Plan of Merger under which Total Research became part of the Company (the “TRC Merger Agreement”). Prior to joining the Board of Directors of Harris Interactive, Mr. Shecter served as a director of Total Research

Corporation from June 1998 to November 2001. Mr. Shecter currently serves as Senior M&A Partner with the law firm of Reed Smith LLP. From 2007 to 2009, Mr. Shecter served as a Senior Partner with the law firm of Orrick, Herrington & Sutcliffe LLP. Prior to that time, he was a Senior Partner with the law firm of Morgan, Lewis & Bockius LLP. Mr. Shecter joined that firm in 1968 and served as its Managing Partner from 1979 to 1983 and as Chairman of its Executive Committee in 1985. Mr. Shecter’s extensive knowledge in the areas of business and corporate law, corporate governance, and mergers and acquisitions, knowledge of crisis and enterprise risk management, and managerial experience gained as a managing partner in several law firms led to the conclusion that he should continue to serve as a director of the Company.

Antoine G. Treuille has served as a director of Harris Interactive since January 2004. Mr. Treuille is currently the President of the French-American Foundation, a non-governmental organization linking France and the United States at leadership levels. He also serves as Managing Partner of Altamont Capital Partners, LLC, a private equity fund, a position he has held since June 2006. He continues to serve as Executive Managing Partner of Mercantile Capital Partners, a private equity fund, a position he has held since September 2000. Prior to Mercantile Capital Partners, Mr. Treuille was President of Charter Pacific Corporation, an investment banking firm he founded in New York City, from 1996 to 1998. Before that, he served in executive roles at Desai Capital Management, Entrecanales Y Travora Inc. and Citibank N.A. in New York City, as well as Le Credit Chimique in Paris, France. Mr. Treuille currently serves on the board of Eramet (Paris: ERA). Mr. Treuille formerly served as Chairman of the Board of Loehmanns’ Holdings Inc., as well as Eye Care Centers of America. He is also a former director of the Societe Bic (Paris: BB). Mr. Treuille’s extensive international and domestic business experience, expertise related to global markets, managerial experience gained through various executive roles in the financial services industry, and extensive experience as a director of public and private companies led to the conclusion that he should continue to serve as a director of the Company.

Directors Not Standing for Election

The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

			Class and Year
			in Which
	Principal	Director	Term Will		Board
Name	Occupation	Since	Expire(1)	Age	Committees

Mr. David Brodsky	Private Investor	2001	Class I 2012	73	Audit, Compensation, Nominating and Governance
Mr. Steven L. Fingerhood	Managing Partner, ZF Partners, LP and SLF Industry, LP	2008	Class III 2011	52	Lead Director, Audit, Compensation, Nominating and Governance
Mr. Stephen D. Harlan	Chairman, Harlan Enterprises LLC	2004	Class II 2010	76	Audit (Chair), Nominating and Governance
Mr. James R. Riedman	Chairman, Phoenix Footwear Group, Inc.	1989	Class III 2011	51	Audit, Compensation (Chair), Nominating and Governance
Ms. Kimberly Till	President and Chief Executive Officer, Harris Interactive Inc.	2008	Class I 2012	54

(1)	Mr. Harlan is not standing for re-election in 2010.

David Brodsky has served as a director of Harris Interactive since November 2001. Mr. Brodsky was elected to the Board of Directors of Harris Interactive pursuant to the terms of the TRC Merger Agreement. Prior to joining the Board of Directors of Harris Interactive, Mr. Brodsky served as a director of Total Research Corporation from June 1998 through November 2001 and as Chairman and a member of its board of directors from July 1998 to November 2001. Mr. Brodsky has been a private investor for the past ten years and currently serves as a director of Southern Union Company (NYSE: SUG) and chair of that company’s Audit Committee. Mr. Brodsky’s knowledge of capital markets acquired through his investment activities and extensive experience as a director and audit committee chair of public companies led to the conclusion that he should continue to serve as a director of the Company.

Steven L. Fingerhood has served as a director of Harris Interactive since April 2008. He is the co-founder and managing partner of ZF Partners, L.P. and SLF Industry, L.P., private investment partnerships that make concentrated investments in software and technology-enabled service companies. Mr. Fingerhood has over twenty years of experience as an entrepreneur, investor and senior executive in the technology and business services industries. Before co-founding ZF Partners and SLF Industry, he founded Zero Gravity Technologies Corporation, which developed document security solutions, and served as its Chairman and CEO until its sale to InterTrust Technologies Corporation. Prior to that, he founded and led Direct Language Communications, Inc., a provider of localization services to the technology industry. Mr. Fingerhood previously served as an independent director for I-many, Inc. (NASDAQ: IMNY), a provider of enterprise-level contract management software and services. Mr. Fingerhood’s extensive experience as an entrepreneur and investor, managerial experience gained through serving in various executive roles, and previous experience serving as a public company director led to the conclusion that he should continue to serve as a director of the Company.

Stephen D. Harlan has served as a director of Harris Interactive since January 2004. Since 2001, he has been the Chairman of Harlan Enterprises LLC, a specialized real estate firm investing in commercial real estate. Prior to joining Harlan Enterprises, Mr. Harlan was Chairman of the real estate firm H.G. Smithy Co. from 1993 to 2001. Prior to that, he was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG’s International Council, Board of Directors and Management Committee. In June 1995, President Clinton appointed him to the District of Columbia Financial Responsibility and Management Assistance Authority, where he served as Vice Chairman until September 1998. Mr. Harlan currently serves as a director of Sunrise Senior Living, Inc. (NYSE: SRZ). He is also a director of Medstar Health, FlavorMaster, LLC, FillMaster LLC, and ING Direct Bank.

James R. Riedman has served as a director of Harris Interactive since October 1989. Mr. Riedman currently serves as the Chairman of the board of directors of Phoenix Footwear Group, Inc. (Amex: PXG), a manufacturer of footwear, a position he has held since 1996. He has served as a director of that company since 1993 and served as its Chief Executive Officer from 2001 to 2004 and again on an interim basis from May 2006 to April 2007. From 1987 to 2002, Mr. Riedman served as the President of the Riedman Corporation, a real estate holding company and an insurance agency, and he also served as a director of that corporation over the same period. From April 1984 to January 1987, Mr. Riedman served as the Executive Vice President of Transamerica Financial Institutions Group, a division of Transamerica Corporation. Mr. Riedman also worked for the Balboa Insurance Group from January 1983 to April 1984, where he served as Vice President of Strategic Planning. Mr. Riedman has served as a director of the Niagara Insurance Exchange, Norstar Bank N.A. (regional advisory board), Excellus Long Term Care Insurance Company, and St. Ann’s Long Term Care Community. Mr. Riedman’s extensive business experience, managerial experience gained through serving in various executive roles, experience with compensation, executive development, and recruitment matters, and extensive experience as a director of public and private companies led to the conclusion that he should continue to serve as a director of the Company.

Kimberly Till is Harris Interactive’s President and Chief Executive Officer, positions she has held since October 2008. Ms. Till has also been a director of the Company since October 2008. Prior to joining Harris Interactive, Ms. Till, served as President and then CEO, Taylor Nelson Sofres, North America (custom business) from May 2006 to March 2008. From November 2003 to March 2006, Ms. Till served as Vice President, Worldwide Media and Entertainment Group, Communications Sector, Microsoft Corporation. Prior to joining Microsoft, from 2000 to October 2003, Ms. Till served at AOL Time Warner America Online, Inc., first as Senior Vice President of International Operations and General Manager of AOL International, then as senior strategic financial advisor at the Warner Music Group. In 1990, Ms. Till was selected for the prestigious White House Fellowship, where she served as a Special Assistant to the former U.S. Trade Representative and Secretary of Agriculture and to the Director of the FBI. Ms. Till’s significant leadership role in setting the strategic vision for the Company, extensive managerial experience gained through serving in various executive roles, market research industry experience, experience with investor and media relations, and position as the Company’s Chief Executive Officer led to the conclusion that she should continue to serve as a director of the Company.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS TO SERVE AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers (“PwC”) as the Company’s independent registered public accounting firm for fiscal 2011. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining whether a quorum is present. Abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the Annual Meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Summary of the Proposal

The Audit Committee has appointed PwC to serve as the Company’s independent registered public accounting firm for fiscal 2011.

If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year. Even if the selection of PwC is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Representatives of PwC will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Fees Paid to PwC

The aggregate fees billed by PwC for professional services rendered to the Company for the fiscal years ended June 30, 2010 and 2009 were $616,000 and $727,500, respectively. An explanation of such fees is provided in the following table:

	Fiscal	Fiscal
	2010($)(1)	2009($)

Audit Fees	$614,500	$676,000
Audit-Related Fees	1,500	1,500
Tax Fees	0	50,000
All Other Fees	0	0

Total Fees Paid	$616,000	$727,500

(1)	The amounts shown above reflect the engagement fees mutually agreed upon by the Audit Committee and PwC in connection with PwC’s audit of the Company’s financial statements for the fiscal year ended June 30, 2010. Additional amounts related to PwC’s audit of the Company’s financial statements for the fiscal year ended June 30, 2010 may be proposed to the Audit Committee by PwC. However, such amounts, if any, are unknown as of the date of the filing of this Proxy Statement.

“Audit Fees” include fees billed by PwC for (i) auditing our annual financial statements for the fiscal year, (ii) reviewing our quarterly reports on Form 10-Q, and, (iii) in fiscal 2010, auditing and preparing its attestation report with respect to our internal control over financial reporting. “Audit-Related Fees” include fees for services such as accounting consultations. “Tax Fees” are fees billed for tax services in connection with the preparation of the Company’s federal, state and foreign income tax returns, including extensions and quarterly estimated tax payments, and customary consultation or advice regarding accounting issues, potential transactions or taxes (e.g., tax compliance, tax consulting, or tax planning). “All Other Fees” are fees billed for services not included as Audit Fees, Audit-Related Fees, and Tax Fees.

The Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of the Company’s auditors to provide non-audit services. The Audit Committee has delegated authority to members of the Committee to pre-approve non-audit services and any such approvals must be reported at the next meeting of the Audit Committee. The Chairman of the Audit Committee exercised such delegated authority during fiscal 2010, and his action was ratified by the Audit Committee at its next succeeding meeting. The Audit Committee’s general policy is to restrict the engagement of the independent registered public accounting firm to providing audit and audit-related services. The Audit Committee will not engage the independent registered public accounting firm to provide any non-audit services that are prohibited under Section 10A of the Securities Exchange Act and Rule 10A-3 thereunder. No fees were approved by the Audit Committee under the exception provided in Section 10(A)(i)(1)(B) of the Securities Exchange Act during fiscal 2010 or fiscal 2009.

The Audit Committee considered and determined that the provision of the services other than the services described under “Audit Fees” is compatible with maintaining the independence of PwC as the Company’s independent registered public accounting firm.

OTHER MATTERS

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is intended that shares represented by proxies will be voted or not voted by the persons named in the proxies in accordance with the recommendation of the Board of Directors, or, in the absence of any such recommendation, by the proxy holders in their discretion.

COPIES OF ANNUAL REPORT ON FORM 10-K

A copy of Harris Interactive’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning to Corporate Secretary, 161 Sixth Avenue, New York, New York 10013; telephone (212) 539-9600. In addition, the report (with exhibits) is available at the SEC’s Internet site (www.sec.gov), and in the Investor Relations section of our website (www.harrisinteractive.com). If requested, the Company also will provide such persons with copies of any exhibit to the Annual Report on Form 10-K upon the payment of a fee limited to the Company’s reasonable expenses of furnishing such exhibits.

FUTURE STOCKHOLDER PROPOSALS

Advance Notice Procedures

Under the Company’s Bylaws, no business may be brought before an annual meeting unless:

•	it is specified in the notice of the meeting (which includes stockholder proposals that Harris Interactive is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act); or

•	it is otherwise brought before the meeting by or at the direction of Harris Interactive’s Board of Directors, or by a stockholder entitled to vote who delivered notice to Harris Interactive, containing certain information specified in the Bylaws, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Company’s prior-year proxy statement (between May 16, 2011 and June 15, 2011 for proposals for the 2011 Annual Meeting).

These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in Harris Interactive’s proxy statement, described below.

Additionally, the Company’s Bylaws require stockholders desiring to nominate persons for election to the Board of Directors to deliver notice to the Corporate Secretary, containing certain information specified by the Bylaws, not less than 90 nor more than 120 days prior to the first anniversary of the date of the Company’s prior-year proxy statement (between May 16, 2011 and June 15, 2011 for the 2011 Annual Meeting).

Stockholder Proposals for the 2011 Annual Meeting

In addition to the advance notice procedures described above, stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2011 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Harris Interactive’s Corporate Secretary by May 16, 2011 (which date is 120 days prior to the first anniversary of the date of this Proxy Statement).

Additionally, if a stockholder interested in submitting a proposal for the 2011 Annual Meeting fails to deliver notice of such stockholder’s intent to make such proposal to the Corporate Secretary between May 16, 2011 and June 15, 2011, then any proxy solicited by management may confer discretionary authority to vote on such proposal.

HARRIS INTERACTIVE INC. 161 SIXTH AVENUE NEW YORK, NY 10013	VOTE BY INTERNET —
www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Harris Interactive Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Harris Interactive Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M27019-P00145	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARRIS INTERACTIVE INC.	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote “FOR” all Nominees and “FOR” Proposal 2:
     Vote on Directors

1. Election of Class II Directors: Nominees:	For All	Withhold All	For All Except

01) Howard L. Shecter	☐	☐	☐
02) Antoine G. Treuille

Vote on Proposals	For	Against	Abstain

2. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for Fiscal Year 2011.	☐	☐	☐

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

           PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership’s name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27020-P00145
REVOCABLE PROXY
HARRIS INTERACTIVE INC.
161 SIXTH AVENUE, NEW YORK, NEW YORK 10013
PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF
HARRIS INTERACTIVE INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
TUESDAY, OCTOBER 26, 2010
     The undersigned hereby constitutes and appoints Marc H. Levin and Eric W. Narowski, and each of them, as proxies (the “Proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all shares of common stock, par value $0.001 per share, of Harris Interactive Inc. (“Harris Interactive”) held of record by the undersigned as of the close of business on September 1, 2010, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, October 26, 2010 at 161 Sixth Avenue (at Spring Street), Sixth Floor, New York, New York at 5:30 p.m. (local time), and at any adjournments thereof.
     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE SET FORTH ON THE REVERSE SIDE IN PROPOSAL 1, FOR PROPOSAL 2 TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS HARRIS INTERACTIVE’S AUDITORS FOR FISCAL 2011, AND WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. Stockholders also have the option of voting by telephone or via the Internet, and may revoke this proxy, following procedures described in the accompanying Proxy Statement.
     The undersigned hereby acknowledge(s) receipt of the Notice of Annual Meeting and Proxy Statement, dated September 13, 2010, and a copy of Harris Interactive’s 2010 Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The undersigned hereby revoke(s) any proxy or proxies heretofore given with respect to the Annual Meeting.
     PLEASE DATE, SIGN, AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.